EXHIBIT 10

THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS OF THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE BRACKETED AND MARKED WITH ASTERISKS ([**]) AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

CO-PROMOTION AGREEMENT

Between

Auxilium Pharmaceuticals, Inc.

And

Oscient Pharmaceuticals Corp.

Dated as of April 11, 2005

Table of Contents

1.0	DEFINITIONS		1

2.0	CO-PROMOTION OF PRODUCT		11

	2.1	Grant of rights	11

	2.2	Commercially Reasonable Efforts; minimum number of Details and PSRs	11

	2.3	Management Steering Committee:	12

		(a) Creation and Overview	12

		(b) Responsibilities	12

		(c) Management Steering Committee Meetings	13

		(d) Management Steering Committee Decision Making	14

	2.4	Marketing Committee	14

		(a) Creation and Overview	14

		(b) Responsibilities	15

		(c) Marketing Committee Meetings	15

		(d) Marketing Committee Decision Making	16

		(e) Decisions regarding certain Matters	16

	2.5	Obligations Of The Parties And Their Affiliates	17

	2.6	Oscient Level of PSRs; PSR Compensation	17

	2.7	Co-Promotion Start Date	18

	2.8	Promotion Plan	18

	2.9	Marketing Budget; Allocation of Marketing Expenses	19

	2.10	Additional Expenses	19

	2.11	Promotional Activities	20

	2.12	Promotional Materials	20

	2.13	Co-Branding	20

	2.14	Oscient PSR Training	20

	2.15	Auxilium Supply and Manufacturing Responsibilities	21

	2.16	Co-Promotion Reports	22

	2.17	Inventory Reports	22

	2.18	Trademark	22

	2.19	TMF Option	22

i

	2.20	Other Product Option	23

	2.21	Other Commercialization Activities	23

3.0	TERM AND COMPENSATION		24

	3.1	Term	24

	3.2	First Extension Period	24

	3.3	Second Extension Period	25

	3.4	Expense Reports	26

	3.5	Allocation of Gross Profit	27

	3.6	Adjustments to the Profit Sharing Thresholds	27

	3.7	Tail Period	28

	3.8	Generic Entry	29

4.0	STATEMENTS AND REMITTANCE		29

	4.1	Record of the number of Details	29

	4.2	Record Gross Sales, Net Sales, Gross Profit, Marketing Budget expenses and Actual Cost	29

	4.3	Record Promotional Material usage and purchases	29

	4.4	Right to independent certified public accountant	29

	4.5	Reimbursement for examination	29

	4.6	Payment of taxes	30

	4.7	Payment of PCP Gross Profits	30

	4.8	Late Payment	30

	4.9	Method of Payment	30

5.0	ADVERSE EVENTS, CONFIDENTIALITY AND INTELLECTUAL PROPERTY		30

	5.1	Adverse Events and Regulatory Matters	30

	5.2	Confidential Information	31

	5.3	Disclosure to Affiliate	31

	5.4	Public Announcements	31

	5.5	Publications	31

	5.6	Trademark	32

	5.7	Copyright	32

	5.8	Patents	33

	5.9	Injunctive Relief	34

6.0	PRODUCT COMPLAINTS; INQURIES, WITHDRAWALS AND RECALLS		34

7.0	TERMINATION		35

	7.1	Breach	35

	7.2	Insolvency	36

	7.3	Generics	36

	7.4	Product Withdrawal	36

	7.5	Competitive Product	36

	7.6	Termination by Oscient	36

	7.7	Termination by Auxilium for Failure to Detail	36

8.0	RIGHTS AND DUTIES UPON TERMINATION		37

	8.1	Survival	37

	8.2	Return of Materials	37

	8.3	No Prejudice	37

9.0	WARRANTIES, REPRESENTATIONS AND COVENANTS		37

	9.1	Auxilium and Oscient representations, warranties and covenants	37

	9.2	Auxilium representation, warranties and covenants	38

	9.3	Oscient acknowledgment concerning trademark and copyright	39

10.0	INDEMNIFICATION AND LIABILITY		40

11.0	MISCELLANEOUS		41

	11.1	Arbitration	41

	11.2	Non-Solicitation	42

	11.3	Parties in Interest	42

	11.4	Assignment	42

	11.5	Force Majeure	42

	11.6	Governing Law	42

	11.7	Severability	42

	11.8	Amendments	43

	11.9	Notices	43

	11.10	Entire Agreement.	43

	11.11	No Waiver	43

	11.12	Construction; Headings	43

	11.13	Counterparts; Facsimile Signatures	43

LIST OF EXHIBITS

Exhibit A:	Marketing Budget

Exhibit B:	Patents and patent applications that may cover the Product

Exhibit C:	List of trademarks

Exhibit D:	Management Steering Committee nominees

Exhibit E:	Gross Profit Allocation

Exhibit F:	Communications with FDA regarding Promotion of Product

CO-PROMOTION AGREEMENT

This Agreement is made as of the 11TH day of April, 2005 (the “Effective Date”), by and between Auxilium Pharmaceuticals, Inc., a Delaware corporation, with principal offices at 160 W. Germantown Pike, Norristown, PA 19401 (“Auxilium”) and Oscient Pharmaceuticals Corp., a Massachusetts corporation, with principal offices at 1000 Winter Street, Suite 2200, Waltham, MA, 02451, (“Oscient”) (with each of Auxilium and Oscient referred to herein individually as a “Party” and collectively as the “Parties”).

WITNESSETH

WHEREAS, Auxilium owns or licenses patent, trademark and other intellectual property rights to Product; and

WHEREAS, Auxilium intends to use its pharmaceutical sales force and distribution capability to market and promote Product in the Territory; and

WHEREAS, Oscient intends to use its pharmaceutical sales force to Co-Promote Product in the Territory; and

WHEREAS, Auxilium desires to complement the Detailing efforts of its pharmaceutical sales force promoting Product with the additional capability of Oscient’s sales force; and

WHEREAS, Oscient desires to participate in such Co-Promotion effort in order to expand its marketing activities in the Territory;

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and intending to be legally bound, the Parties hereto agree as follows:

1.0 DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth in this Article:

1.1	“Actual Cost” shall mean Auxilium’s fully burdened cost incurred in the development, production and/or manufacture of Promotional Materials, including, without limitation, raw material and labor costs and amounts paid to Third Parties in connection therewith, as determined in accordance with GAAP.

1.2	“Adverse Experience” means any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use, or occurring following administration, of Product in humans, occurring at any dose, whether expected, and whether considered related to or caused by Product, including such an event or experience as occurs in the course of the use of Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal, or from a failure of expected pharmacological or biological therapeutic action of Product, and including those events or experiences that are required to be reported to any regulatory authority under applicable laws, including reports to the FDA under 21 C.F.R. section 314.80.

1.3	“Affiliate” shall mean any corporation, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with a Party hereto. For the purpose of the foregoing, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting stock in such corporation or other entity, or the de facto decision-making power in such corporation or entity, except that any equity owner of a Party that is not an operating entity engaged in business in the pharmaceutical industry shall not be deemed an Affiliate.

1.4	“Aggregate Marketing Expense” shall have the meaning set forth in Section 2.9 hereof.

1.5	“AMA” shall mean the American Medical Association.

1.6	“Auxilium-Only Cohort” shall mean PCPs detailed exclusively by Auxilium as specified in the final Detailing Plan to be completed within thirty (30) days from the Effective Date.

1.7	“Average Testim Market Share” shall mean the share of the Product in the Transdermal TRT Market, calculated as the quotient of (i) the total prescriptions of the Product dispensed divided by (ii) total prescriptions of all products dispensed in the Transdermal TRT Market, both measured by IMS Xponent data.

1.8	“Bentley Patent” shall mean United States Patent Number 5,023,252, and any and all continuations, continuations-in-part, additions, divisions, renewals, extensions, re-examinations and reissues thereof and any and all foreign counterparts to which Auxilium has an exclusive license to make, have made, use and sell Product in certain territories, including the Territory.

1.9	“Commercially Reasonable Efforts” means efforts and resources normally used by a Party, taking into account the size, stage of development and level of resources of such Party, for a product, proposed product or technology owned by it or to which it has rights, which, as compared to the Product, is of similar commercial potential at a similar stage in its development or product life. Commercially Reasonable Efforts may include (a) promptly assigning responsibility for a Party’s obligations to specific employee(s) who are held accountable for progress and monitoring such progress on an ongoing basis, (b) setting and consistently seeking to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently making and implementing decisions and allocating resources designed to advance progress with respect to such objectives.

1.10	“Confidential Information” shall mean with respect to a Party, technical, financial and business information, including where appropriate and without limitation, trade secrets, billing practices and procedures, price lists, customer lists, training materials, Product information, marketing strategies, specifications, sales and service manuals, samples, proprietary correspondence, operational data, research, technical and/or manufacturing information designs, know-how and processes; and all tangible and intangible embodiments thereof, including, where appropriate and without limitation, all presentations, reports, documents and data in electronic form, that is owned or controlled by such Party or its Affiliates and disclosed by such Party to the other Party, including information provided by a Party to the other Party prior to the Effective Date, that is identified or acknowledged to be confidential at the time of disclosure, or that the receiving Party knows or has reason to know is or contains trade secrets or other proprietary information of the other Party; provided that Confidential Information shall not include information that (i) is in the receiving Party’s possession or is known to the receiving Party at the time of disclosure without an obligation to keep it confidential as evidenced by contemporaneous written records of the receiving Party, (ii) is generally available to the public or otherwise part of the public domain at the time of disclosure, (iii) is or becomes publicly known through no act of the receiving Party, (iv) was disclosed to the receiving Party by a Third Party who had no obligation of confidentiality as evidenced by contemporaneous written records of the receiving Party, (v) is developed independently by the receiving Party as evidenced by contemporaneous written records, (vi) is authorized to be released by the disclosing Party, (vii) is ordered by a court of competent jurisdiction to be disclosed, provided prompt notice of any such order is given to the disclosing Party and all reasonable steps are taken to secure a protective order for the Confidential Information.

1.11	“Controlled Substances Act” shall mean the Controlled Substances Act (21 U.S.C. 801 et seq.), as such statute may be amended and in force from time to time.

1.12	“Co-Promote” or “Co-Promotion” shall mean the joint marketing, promotion and Detailing of Product under a single Trademark by the Parties (or their respective Affiliates) in the Territory, pursuant to the Promotion Plan.

1.13	“Co-Promotion Report” shall mean a written report summarizing the marketing and Promotional Activities undertaken by a Party (or its relevant local Affiliates) during the previous quarter in connection with the applicable Promotion Plan.

1.14	“Co-Promotion Start Date” shall mean the date on which Oscient begins Detailing the Product pursuant to Section 2.7 hereof.

1.15	“Co-Promotion Term” shall mean the term described in Section 3.1 hereof.

1.16	“Cost of Goods Sold” shall mean, for any particular period, the total cost of goods of the Product sold in the Territory for such period, as determined in accordance with GAAP, including, but not limited to, (i) raw materials; (ii) fees paid to contract manufacturers; (iii) royalty payments to Bentley; (iv) personnel costs associated with quality assurance and manufacturing oversight; (v) distribution costs, including warehousing and freight; and (vi) product liability insurance. Auxilium’s current revenue recognition is based on units of the Product dispensed, therefore if Auxilium transitions after the Effective Date to revenue recognition based on Product shipped, any one-time adjustments relating to Auxilium’s transition to revenue recognition based on Product shipped shall be excluded.

1.17	“Cost of Returns” shall mean the product of (a) the Weighted Average Wholesale Acquisition Cost for a particular period, times (b) the number of Product units returned in a particular period, times (c) the sum of (i) wholesaler prompt pay discount of [**]%; (ii) Wholesaler Distribution Fee Percentage; (iii) return processing cost of [**]%; and (iv) destruction cost of [**]%. “Wholesaler Distribution Fee Percentage” shall be the sum of the Effective Distribution Fee Rate for each wholesaler that Auxilium has a distribution fee contract with in a particular period. The “Effective Distribution Fee Rate” for each wholesaler shall be the quotient of the total Product shipped in the preceding year to that wholesaler divided by the total Product shipped to all Auxilium customers in the preceding year times the contracted distribution fee rate for that wholesaler.

1.18	“DEA” shall mean the United States Drug Enforcement Administration, and any successor thereto.

1.19	“Detail” or “Detailing” shall mean a personal contact by a PSR with a health care practitioner for the purpose of providing information on or stimulating interest in the use or purchase of the Product.

1.20	“Detailing Plan” shall mean the document included within the Promotion Plan, prepared by the Marketing Committee and approved by the Management Steering Committee, describing the responsibilities of both Parties with respect to PCP Detailing. The Detailing Plan shall be approved in final form by the Management Steering Committee within thirty (30) days of the Effective Date based on the initial draft of the Detailing Plan executed by the Parties on or about the Effective Date. The Detailing Plan may be amended from time to time in accordance with the terms of the Agreement.

1.21	“Effective Date” shall mean the date referred to in the preamble to this Agreement.

1.22	“FDA” shall mean the United States Food and Drug Administration and any successor thereto.

1.23	“FD&C Act” shall mean The Federal Food, Drug and Cosmetic Act (21 U.S.C. 321 et seq.), as such statute may be amended and in force from time to time.

1.24	“GAAP” shall mean United States generally accepted accounting principles, consistently applied by Auxilium.

1.25	“Generic Entry” shall mean the first commercial sale of a product following final approval by the FDA under section 505(j) of the FD&C Act of an application for such product that identifies the Product as a reference listed drug in the application.

1.26	“Gross Profit” shall be equal to Gross Profit Margin multiplied by Net Sales.

1.27	“Gross Profit Margin” shall be equal to Net Sales of Product, less the Cost of Goods Sold, divided by such Net Sales. Gross Profit Margin shall be set equal to [**]% for Year 1. Thereafter the Gross Profit Margin for each successive Year will be equal to the actual Gross Profit Margin for the then preceding Year (e.g., Year 2 Gross Profit Margin will be equal to Year 1 actual Gross Profit Margin).

1.28	“Gross Sales” shall mean, for any particular period, the total amount invoiced in the Territory by Auxilium for the Product shipped during such period, if Auxilium’s revenue recognition methodology as reported for such period is based on Product shipped; or total units of the Product dispensed in the Territory, as measured using IMS NPA and NSP data, multiplied by the Weighted Average Wholesale Acquisition Cost for such period, if Auxilium’s revenue recognition methodology as reported for such period is based on units of the Product dispensed. Auxilium’s current revenue recognition is based on units of the Product dispensed, therefore if Auxilium transitions after the Effective Date to revenue recognition based on Product shipped, any one-time adjustments relating to Auxilium’s transition to revenue recognition based on Product shipped shall be excluded.

1.29	“Management Steering Committee” shall mean the committee consisting of three senior representatives from each Party (one representing each of sales/marketing, finance and business development), with a Chairperson designated by Auxilium, which is charged with overseeing all strategic aspects of the Promotional Activities and supervises the Marketing Committee as described in more detail in this Agreement.

1.30	“Marketing Budget” shall mean the total annual marketing budget for the Product, as approved annually by the Management Steering Committee, which sets forth all marketing expenses, including, without limitation, PCP-directed speaker and medical education programs, PCP advisory boards, Promotional Materials, clinical publications, samples, coupons, and, to the extent approved by the Management Steering Committee, Phase IIIb trials and Phase IV trials. The Marketing Budget will include certain items that will be used both in (a) PCP-directed marketing activities performed by the Parties, and (b) Specialist-directed marketing activities performed by Auxilium. Therefore, the Marketing Budget will contain PCP and Specialist sections. Promotion Materials used exclusively for Specialists are not included in the Marketing Budget, except for speakers’ training. The Marketing Budget for Year 1 shall be approved in final form by the Management Steering Committee within thirty (30) days of the Effective Date based on the initial draft of the Marketing Budget attached hereto as Exhibit A.

1.31	“Marketing Committee” shall mean the committee consisting of three representatives from each Party (one representing each of sales, marketing and finance), with a Chairperson designated by Auxilium, which is charged with managing all operational aspects of the Promotional Activities as described in more detail in this Agreement. The Marketing Committee is responsible for developing the Promotion Plan, including the Marketing Budget and Detailing Plan, which Promotion Plan must be approved by the Management Steering Committee. The Marketing Committee is supervised by the Management Steering Committee.

1.32	“Marketing Expense” shall mean 50% of the Aggregate Marketing Expense.

1.33	“Marketing Plan” shall mean the document included within the Promotion Plan, prepared by the Marketing Committee and approved by the Management Steering Committee, which sets forth the responsibilities of both Auxilium and Oscient with respect to marketing the Product to PCPs, including (i) Co-Promote pre-launch promotional and educational programs, (ii) Co-Promote launch promotional and educational programs, (iii) positioning and message strategy to PCPs, (iv) Promotion Materials, (v) advertising materials, (vi) educational materials, (vii) product management direction and (viii) annual sales forecasts for the Product. The Marketing Plan may be amended from time to time in accordance with the terms of this Agreement.

1.34	“NDA” shall mean any and all New Drug Applications submitted to the FDA under Section 505 or 512 of the FD&C Act and applicable regulations related to Product including, without limitation, full NDAs, Supplemental NDAs (SNDAs), and “paper” NDAs and abbreviated NDAs (ANDAs), by Auxilium relating to the Product during the term of this Agreement.

1.35	“Net Sales” shall mean Gross Sales less all reductions from Gross Sales as reported by Auxilium and consistently applied under GAAP, including, but not limited to (i) cash discounts; (ii) rebates; (iii) patient coupons; and (iv) Cost of Returns.

1.36	“Oscient-Only Cohort” shall be a group of physicians, elected by Oscient as specified in the final Detailing Plan within thirty (30) days of the Effective Date from one of the following groups:

(a)	[**] physicians (defined as those physicians who comprise the smallest number of physicians responsible for [**]% of prescriptions in a defined market) in the Transdermal TRT market who are detailed exclusively by Oscient as specified in the final Detailing Plan to be completed within thirty (30) days from the Effective Date; or

(b)	[**] physicians selected from those physicians that will be called on initially by Oscient to Detail the Product, which may include the physicians in group (a) of this definition. If Oscient elects to have the group described in this clause (b) become the Oscient-Only Cohort, it shall select, and notify Auxilium in writing of, the [**] individuals comprising this group by December 31, 2005. In the event that Oscient has not notified Auxilium as described above, clause (a) above shall apply in determining the Oscient-Only Cohort.

1.37	“Other Product” shall mean any product, other than the Product, that (i) contains testosterone as the active ingredient, (ii) is indicated for the treatment of male hypogonadism and (iii) is either owned by or licensed to Auxilium.

1.38	“Patents” shall mean those patents and patent applications in which Auxilium has rights, including, for example, ownership rights or rights though an exclusive or non-exclusive license, that may cover the Product, including the Bentley Patent and other such patents and applications listed on Exhibit B, and all continuations, continuations-in-part, additions, divisions, renewals, extensions, re-examinations and reissues thereof.

1.39	“PCP” shall mean Primary Care Physician, defined as including all AMA specialty designations other than urologists, endocrinologists and a cohort of HIV-treating physicians agreed to by the Parties in writing on or about the Effective Date.

1.40	“PCP Gross Profit” shall mean Gross Profit Margin multiplied by PCP Net Sales.

1.41	“PCP Gross Sales” shall mean, for a particular period, the product of (i) total units of the Product dispensed in the Territory during such period, as measured using IMS NPA and NSP data multiplied by (ii) the quotient obtained by dividing PCP units of the Product dispensed in the Territory during such period by total units of the Product dispensed in the Territory during such period, each as measured using IMS Xponent data, multiplied by (iii) Weighted Average Wholesale Acquisition Cost for such period.

1.42	“PCP Gross Profit Allocation Report” shall mean the report delivered by Auxilium to Oscient pursuant to Section 3.5 hereof, which shall include, for the applicable period, (i) PCP Gross Sales, (ii) PCP Net Sales, (iii) PCP Gross Profit and (iv) the number of units and prescriptions for the Product during the applicable period. Also included shall be detail of the adjustments to reflect any under- or over-allocation of PCP Gross Profit to Oscient from the preceding quarter based on the actual results of the preceding quarter as compared to the estimates that were used to calculate PCP Gross Profits for such preceding quarter.

1.43	“PCP Net Sales” shall mean PCP Gross Sales multiplied by the ratio of Net Sales to Gross Sales for the applicable period.

1.44	“PDE” or “Primary Detail Equivalent” shall mean either one (1) Primary Detail or two (2) Secondary Details conducted by a Party.

1.45	“Post Generic Gross Profit” for each twelve month period following a Generic Entry in the Territory shall be equal to the sum of (i) the Gross Profit Margin during the last Year preceding Generic Entry in the Territory plus (ii) the percentage points by which Auxilium’s obligation to pay Third Party royalties on Net Sales of Product decreases after expiration of the Bentley Patent in the Territory multiplied by the PCP Net Sales for each such twelve month period following the Generic Entry.

1.46	“Primary Detail” shall mean a Detail in the first mention position and consuming the greatest amount of time spent (approximately 60-70%) during a call to a health care practitioner.

1.47	“Product” shall mean (i) any product identified in NDA number 21-454, including any amendments or supplements to such NDA, or (ii) a TRT product requiring a license under the Bentley Patents to make, have made, use or sell such product in the Territory.

1.48	“Promotion Materials” or “Promotional Materials” shall mean promotional, advertising, communication and educational materials relating to the Product for use in connection with the marketing, promotion, Detailing and sale of the Product for Co-Promotion to PCPs in the Territory, and the content thereof, and shall include, without limitation, promotional literature, Product samples, Product support materials, field communication, educational, training or clinical publications, and other promotional materials provided by Auxilium to Oscient to prepare for or to be used in Detailing Product.

1.49	“Promotion Plan” shall mean the document, approved by the Management Steering Committee, that includes the Marketing Plan (including the Marketing Budget) and the Detailing Plan. The Promotion Plan for Year 1 will be finalized by the Parties within thirty (30) days of the Effective Date.

1.50	“Promotional Activities” shall mean Co-Promote pre- and post-Product launch activities, including, without limitation, all activities related to promotion, Detailing, and sampling of the Product in the Territory to PCPs. Promotional Activities shall also include Phase IIIb and IV clinical trials as approved by the Management Steering Committee.

1.51	“PSR” shall mean professional sales representatives.

1.52	“Quarterly Marketing Expense” shall be equal to 50% of the Aggregate Marketing Expense (as defined in Section 2.9 hereof) for a particular quarter.

1.53	“Secondary Detail” shall mean a Detail in the second mention position and consuming approximately 30-40% of time spent during a call to a health care practitioner.

1.54	“Specialists” shall mean urologists, endocrinologists and a cohort of HIV-treating physicians agreed to in writing between the Parties on or about the date hereof.

1.55	“Supply Interruption” shall exist when (i) there is no Product at ICS (or any other Third Party distributor used by Auxilium) and (ii) the supply of Product at wholesalers and warehouses is sufficient to meet demand for no more than [**] (based on demand for the most recent 90 days).

1.56	“Territory” shall mean the United States of America.

1.57	“Third Party” shall mean any party other than either of the Parties or their Affiliates.

1.58	“TMF” shall mean transmucosal film containing testosterone as licensed to Auxilium and currently under joint development by Formulation Technologies, LLC, d/b/a PharmaForm and Auxilium.

1.59	“Trademarks” shall mean those trademarks used by Auxilium with respect to the marketing or promotion of the Product as of the Effective Date and from time to time after the Effective Date, as listed on Exhibit C, which Exhibit shall be amended from time to time to include any additional trademarks used from time to time in the promotion of the Product after the Effective Date.

1.60	“TRT” shall mean testosterone replacement therapy for the treatment of male hypogonadism.

1.61	“Transdermal TRT Market” shall mean the total market sales, as reported by IMS data, of the following TRT gel products in the Territory: [**]; provided that, in the event any new transdermal gel TRT product enters the market in the Territory, the Parties will discuss in good faith whether or not to include such product in this definition.

1.62	“Weighted Average Wholesale Acquisition Cost” shall mean the unit weighted average Wholesale Acquisition Cost of the units dispensed during a period, as calculated by Auxilium and reported to Oscient in the PCP Gross Profit Allocation Report.

1.63	“Wholesale Acquisition Cost” shall mean the list price for the Product to wholesalers or direct purchasers, not including prompt pay or other discounts, rebates or reductions in price.

1.64	“Year” shall refer to time periods as follows: Year 1 shall be the period commencing on May 1, 2005 and ending on December 31, 2005; Years 2-6 refer to the successive 12-month periods beginning on January 1, wherein Year 2 is 2006, Year 3 is 2007, Year 4 is 2008, Year 5 is 2009 and Year 6 is 2010; Year 7 shall be the period commencing on January 1, 2011 and ending on April 30, 2011.

2.0 CO-PROMOTION OF PRODUCT

2.1	Auxilium hereby grants to Oscient the right, and Oscient accepts the obligation during the term of this Agreement and under the conditions herein imposed, to exclusively promote and Detail the Product jointly with Auxilium to PCPs in the Territory, all as further described herein.

2.2	Subject to the terms of this Agreement, each Party (and its Affiliates) shall use Commercially Reasonable Efforts to fulfill all responsibilities assigned to it under any then applicable Promotion Plan and shall perform such responsibilities in compliance with all applicable laws and regulations. In addition, Auxilium shall use Commercially Reasonable Efforts to promote the Product to Specialists, including, but not limited to, investing in sales and marketing initiatives for Specialists. In connection with the foregoing, Oscient shall perform the minimum number of Details with the minimum number of PSRs as set forth in this Agreement, and Auxilium shall use Commercially Reasonable Efforts to employ not less than [**] full time PSRs, of whom at least [**] % are employees of Auxilium (subject to fluctuations in such number resulting from vacancies, employee turnover and similar reasons). Subject to Section 2.6(b), Auxilium shall perform (a) not less than [**] PDEs to PCPs, of which at least [**] are Primary Details, and not less than [**] PDEs to Specialists, of which at least [**] are Primary Details in Year 1; (b) not less than [**] PDEs to PCPs, of which at least [**] are Primary Details, and not less than [**] PDEs to Specialists, of which at least [**] are Primary Details in Years 2-6; and (c) not less than [**] PDEs to PCPs, of which at least [**] are Primary Details, and not less than [**] PDEs to Specialists, of which at least [**] are Primary Details in Year 7.

2.3	Management Steering Committee:

(a)	Creation and Overview: Each Party shall nominate three (3) members to the Management Steering Committee. The nominated members from each Party are listed on the attached Exhibit D. The Parties may agree to change the total number of representatives on the Management Steering Committee, provided that the Parties always have an equal number of representatives. The Chairperson of the Management Steering Committee shall be a representative of Auxilium. Each Party may replace any of its Management Steering Committee representatives at any time upon written notice to the other Party. Upon written notice provided to the other Party at least one week prior to the date of the meeting, any member of the Management Steering Committee may invite non-members to participate in the discussions and meetings of the Management Steering Committee so long as such non-member is an employee of a Party or an agent of a Party bound by obligations of confidentiality no less strict than Section 5.2 of this Agreement. The Parties understand and agree that non-members do not have the right to vote. Each Party shall be responsible for all travel and related costs of its own representatives to attend meetings of, and otherwise participate on, the Management Steering Committee.

(b)	Responsibilities: The purpose of the Management Steering Committee shall be (i) to supervise the Marketing Committee and (ii) to oversee all strategic aspects of the Promotional Activities, including, without limitation, the following:

1.	Reviewing and approving the Promotion Plan formulated by the Marketing Committee;

2.	Reviewing and approving any changes to the Promotion Plan; and

3.	Considering and acting upon such other matters as are specified in this Agreement.

In addition to the foregoing, Auxilium shall keep Oscient reasonably informed of the following matters through the Management Steering Committee and shall reasonably consider all input and comments from Oscient regarding such matters; provided that Auxilium shall be solely responsible for all decisions regarding such matters in its sole, reasonable discretion:

i.	Prices, discounts, rebates, reductions, chargebacks and similar policies for the Product in the Territory;

ii.	Managed care strategies and decisions;

iii.	Pharmacovigilance and drug safety matters;

iv.	Recalls, market withdrawals, and any other corrective actions related to any Product in the Territory;

v.	Medical inquiries from healthcare providers and responses to such inquiries;

vi.	Status of third party manufacturing arrangements;

vii.	Reporting of pricing information to the government in accordance with all applicable laws; and

viii.	Planning and conducting Phase IIIb and IV trials for the Product that are ongoing on the Effective Date (which trials shall be conducted at Auxilium’s sole expense, unless otherwise agreed to by the Parties).

(c)	Management Steering Committee Meetings. The Management Steering Committee shall meet no less frequently than quarterly following the quarterly meetings of the Marketing Committee and at such other times and at such places as shall be mutually agreed by the Parties. Meetings will be in person or by video or teleconference, as the Parties may agree. In the event that a Management Steering Committee member of a Party cannot attend a meeting, such Party shall have the right to nominate another representative of that Party to attend and vote at the meeting, provided that such representative is reasonably experienced in the areas for which such Management Steering Committee member is responsible. In-person meetings shall be held at such location as mutually agreed upon by the Parties. The Chairperson shall prepare and distribute to the Management Steering Committee members an agenda for each Management Steering Committee meeting at least ten (10) business days before the meeting. A Management Steering Committee representative of the Party hosting the meeting shall serve as Secretary of that meeting. The Secretary of the meeting shall prepare and distribute to all members of the Management Steering Committee draft minutes of the meeting within five (5) business days after of the meeting for review and comment by the other Management Steering Committee members. Such minutes shall provide a description in reasonable detail of the discussions at the meeting and a list of any actions, decisions or determinations approved by the Management Steering Committee. After receipt of comments from other Management Steering Committee members and incorporation of such comments as appropriate in the draft minutes, the Secretary shall provide the Chairperson with the final draft minutes. The Chairperson shall distribute the final minutes of each meeting to the members of the Management Steering Committee for final review and approval as soon as practicable after a meeting. Minutes will be approved no later than the next meeting of the Management Steering Committee.

(d)	Management Steering Committee Decision Making. At least a majority of the members of the Management Steering Committee shall constitute a quorum for any meeting of the Management Steering Committee, provided that at least two (2) members from each Party are present. All decisions of the Management Steering Committee shall be made on a unanimous basis of all Management Steering Committee members participating in the meeting where a quorum is present. If the Management Steering Committee cannot reach agreement with respect to a particular issue before it within three (3) business days, then the Auxilium Chairperson and a Management Steering Committee member selected by Oscient shall meet again (via phone or videoconference) within four (4) business days after the date of the Management Steering Committee meeting on such matter and will negotiate in good faith to reach consensus. If the Auxilium Chairperson and the Oscient Management Steering Committee member are unable to reach agreement after five (5) business days, subject to Section 2.5, the Auxilium Chairperson will have the authority to make a final decision on the matter, which decision shall be made in good faith and consistent with the objectives and intent of this Agreement. For clarity, the Management Steering Committee cannot in any way amend or modify the terms or provisions of this Agreement or increase the Marketing Budget as it pertains to Oscient without Oscient’s consent.

2.4	Marketing Committee:

(a)	Creation and Overview: Within thirty (30) days following the Effective Date, each Party shall nominate three (3) members to the Marketing Committee. The Parties may agree to change the total number of representatives on the Marketing Committee, provided that the Parties always have an equal number of representatives. The Chairperson of the Marketing Committee shall be a representative of Auxilium. Each Party may replace any of its Marketing Committee representatives at any time upon written notice to the other Party. Upon written notice provided to the other Party at least one week prior to the date of the meeting, any member of the Marketing Committee may invite non-members to participate in the discussions and meetings of the Management Steering Committee so long as such non-member is an employee of the Party or an agent of a Party bound by obligations of confidentiality no less strict than Section 5.2 of this Agreement. The Parties understand and agree that non-members do not have the right to vote. Each Party shall be responsible for all travel and related costs for its own representatives to attend meetings of, and otherwise participate on, the Marketing Committee.

(b)	Responsibilities: The purpose of the Marketing Committee shall be to oversee all operational aspects of the Promotional Activities, including, without limitation, the following:

1.	Formulating the Promotion Plan to be reviewed and approved by the Management Steering Committee;

2.	Developing and updating, as necessary, marketing guidelines for the Product branding, positioning, core messages, and other tactical plans;

3.	Preparing short-term and long-term sales forecasts in the Territory;

4.	Developing and approving the Promotional Materials and Promotional Activities, subject to regulatory review and approval by Auxilium; and

5.	Considering and acting upon such other matters as are specified in this Agreement.

(c)	Marketing Committee Meetings. The Marketing Committee shall meet no less frequently than quarterly and at such other times and at such places as shall be mutually agreed by the Parties. Meetings will be in-person or by video or teleconference, as the Parties may agree. In the event that a Marketing Committee member of a Party cannot attend a meeting, such Party shall have the right to nominate another representative of that Party to attend and vote at the meeting, provided that such representative is reasonably experienced in the areas for which such Marketing Committee member is responsible. In-person meetings shall be held at such location as mutually agreed upon by the Parties. The Chairperson shall prepare and distribute to the Marketing Committee members an agenda for each Marketing Committee meeting at least ten (10) business days before the meeting. A Marketing Committee representative of the Party hosting the meeting shall serve as Secretary of that meeting. The Secretary of the meeting shall prepare and distribute to all members of the Marketing Committee draft minutes of the meeting within five (5) business days after of the meeting for review and comment by the other Marketing Committee members. Such minutes shall provide a description in reasonable detail of the discussions at the meeting and a list of any actions, decisions or determinations approved by the Marketing Committee. After receipt of comments from other Marketing Committee members and incorporation of such comments as appropriate in the draft minutes, the Secretary shall provide the Chairperson with the final draft minutes. The Chairperson shall distribute the final minutes of each meeting to the members of the Marketing Committee for final review and approval. Minutes will be approved no later than the next meeting of the Marketing Committee.

(d)	Marketing Committee Decision Making. At least a majority of the members of the Marketing Committee shall constitute a quorum for any meeting of the Marketing Committee, provided that at least two (2) members from each Party are present. All decisions of the Marketing Committee shall be made on a unanimous basis of all Marketing Committee members participating in the meeting where a quorum is present. If the Marketing Committee cannot reach agreement with respect to a particular issue before it within three (3) business days, then the Auxilium Chairperson and a Marketing Committee member selected by Oscient shall meet again (via phone or videoconference) within four (4) business days after the date of the Marketing Committee meeting on such matter and will negotiate in good faith to reach consensus. If the Auxilium Chairperson and the Oscient Marketing Committee member are unable to reach agreement after five (5) business days, subject to Section 2.5, the Auxilium Chairperson will have the authority to make a final decision on the matter, which decision shall be made in good faith and consistent with the objectives and intent of this Agreement. For clarity, the Marketing Committee cannot in any way amend or modify the terms or provisions of this Agreement.

(e)	Decisions Regarding Certain Matters. Notwithstanding any other provisions of this Agreement, final decisions regarding the following matters over which the Parties are in dispute and are unable to resolve despite using good faith efforts under the provisions of Sections 2.3(e) and 2.4(d) shall, in lieu of resolution by decision of the Auxilium Chairperson, be resolved by mutual agreement between the Chief Executive Officer of Auxilium and the Chief Executive Officer of Oscient:

1.	Final approval of the Detailing Plan for any Year;

2.	Final decisions regarding short-term or long-term sales forecasts for the Product; and

3.	Final decisions regarding the Marketing Budget for any Year.

Notwithstanding the foregoing, in the event that the Chief Executive Officer of Auxilium and the Chief Executive Officer of Oscient are unable to reach mutual agreement concerning the matters specified in any of clauses (1) to (3) above in this section within five (5) business days, then both Parties agree that such matters shall be resolved by arbitration in accordance with Section 11.1 of this Agreement; provided that, for purposes of this Section only, the Parties shall jointly appoint one arbitrator and within the number of days agreed upon by the Parties and the single arbitrator, each Party shall submit to the arbitrator a written proposed resolution of the matter in dispute. The arbitrator shall choose one of the proposals as the final and binding resolution of such dispute. If a Party does not submit a proposal within time period agreed upon, the proposal of the other Party shall be binding. In the event that the Parties shall fail to agree upon the choice of an arbitrator, then the arbitration shall proceed in accordance with Section 11.1 of this Agreement.

2.5	Obligations Of The Parties And Their Affiliates. The Parties shall cause their respective designees on the Management Steering Committee, the Marketing Committee and their respective executive officers to take the actions and make the decisions provided herein to be taken and made by such respective designees and executive officers in the manner and within the applicable time periods provided herein. To the extent a Party performs any of its obligations hereunder through any Affiliate of such Party, such Party shall be fully responsible and liable hereunder and thereunder for any failure of such performance, and each Party agrees that it will cause each of its Affiliates to comply with any provision of this Agreement which restricts or prohibits a Party from taking any specified action. Moreover, each Party shall take all actions under this Agreement (including the exercise by Auxilium of its discretion as permitted under this Article 2) in good faith and consistent with the intent of the Parties as evidenced by this Agreement.

2.6	Oscient Level of PSRs and Detailing; PSR Compensation.

(a)	(i) Oscient agrees that within [**], it shall replace any agent PSRs with PSRs who are employees of Oscient; provided that, up to [**]% of Oscient’s PSRs may be non-employee agents of Oscient. Oscient shall use Commercially Reasonable Efforts to employ a minimum of [**] full time PSRs, at its own cost, to Detail Product, subject to fluctuations in such number resulting from vacancies, employee turn-over and similar reasons. Oscient further agrees that the number of agent PSRs Detailing Product under this Agreement will not exceed [**]% of the number of PSRs up to the first [**] PSRs. Notwithstanding the foregoing, Oscient has the sole option to expand the number of PSRs promoting the Product beyond [**] with any combination of employees and non-employee agents determined by Oscient, with the deployment of any such additional PSRs to be set forth in an amendment to the Promotion Plan; provided, however, that Oscient employees shall annually perform a number of Details for the Product that is not less than the greater of (x) [**] PDEs or (y) [**]% of the PDEs required by the applicable Detailing Plan to be performed by Oscient and further provided, Oscient employees shall annually perform at least [**]% of the Primary Details required by the applicable Detailing Plan. In the event Oscient decides to allocate more than [**] PSRs for detailing the Product, unless otherwise agreed by the Parties, Oscient’s calling audience will continue to be PCPs, and Auxilium will retain exclusive detailing rights to Specialists as defined in Section 1.55; and

(ii) Oscient shall perform [**] PDEs of which at least [**] are Primary Details in Year 1, [**] PDEs of which at least [**] are Primary Details in Years 2-6 and [**] PDEs of which at least [**] are Primary Details in Year 7.

(b)	Compensation of Oscient PSRs. A minimum of [**]% of the variable compensation which each of the initial [**] Oscient PSRs can earn for each POA during each Year shall be based upon achievement of goals related to the Product. If Oscient increases the number of PSRs Detailing the Product as permitted under this Agreement and increases the number of PDEs for the Product at least in proportion to the increase in the number of PSRs, a minimum of [**]% of the variable compensation to which each of Oscient’s PSRs Detailing the Product can earn for each POA during each Year shall be based upon achievement of goals related to the Product.

Compensation of Auxilium PSRs. The percentages specified below of the variable compensation which each of the Auxilium PSRs (for both PCP and specialists) can earn for each POA during each Year shall be based upon achievement of goals related to the Product:

For Year 1: [**]%

For Years 2 through 4: [**]% if Auxilium is, at the time, promoting no more than [**] products (including the Product) and [**]% if Auxilium is, at the time, promoting more than [**] products.

In addition, during Years 2 through 4, if Auxilium is promoting [**] products (including the Product), it may elect to allocate a minimum of [**]% of its variable compensation to the Product. However, if Auxilium elects to allocate less than [**]% of its variable compensation to the Product (while promoting [**] products), Auxilium will commit an additional [**] PDEs annually toward Details for PCPs for the Product.

For Years 5 through 7: [**]% if Auxilium is, at the time, promoting no more than [**] products (including the Product) and [**]% if Auxilium is, at the time, promoting more than [**] products.

2.7	Co-Promotion Start Date. Oscient shall start detailing the Product no later than May 9, 2005, with no less than [**] PSRs (subject to the provisions of Section 2.6) by May 15, 2005, in accordance with the Promotion Plan. Oscient shall hire one full time marketing person promptly after the Effective Date and shall dedicate such person to marketing activities associated with the Product.

2.8	Promotion Plan. A final draft of the Promotion Plan for Year 1 will be approved by the Management Steering Committee within 30 days of the Effective Date based on the initial draft of the Detailing Plan to be agreed by the Parties in writing on or about the Effective Date. The Promotion Plan shall be amended from time to time as determined necessary by either the Management Steering Committee or the Marketing Committee, with any such amendment to be approved by the Management Steering Committee. The Promotion Plan shall include, among other things, the Detailing Plan and Marketing Plan.

2.9	Marketing Budget; Allocation of Marketing Expenses. The budget for Product promotion shall be under the direction of the Marketing Committee, supervised by the Management Steering Committee and set forth in the Marketing Budget. No later than November 1st of the preceding calendar year, the Management Steering Committee shall approve a new Marketing Budget for that Year. The Parties acknowledge that many of the items to be included in the Marketing Budget will also be used by Auxilium in its Specialist-directed marketing activities. The Marketing Committee will indicate, for each item in the Marketing Budget, the percentage of that item’s cost to be allocated to the Auxilium Specialist marketing budget. The Marketing Budget will therefore contain a PCP component, to be shared equally between the Parties, and a Specialist component, to be funded by Auxilium only. In addition, the Marketing Budget will provide: (1) an estimated breakdown of the spending by category; and (2) an estimated breakdown of spending by quarter, for each category. The Marketing Budget shall also identify which Party will pay for each spending category, and the Parties’ marketing expenditures during each quarter shall be recorded in terms of total, PCP and Specialist marketing. Each Party may elect to include certain prescription data costs in the Marketing Budget, to be shared equally between the Parties as PCP Marketing Expense. For Oscient, such costs shall be its cost of purchasing IMS NPA, NSP, and Xponent data to be used to fulfill its obligations under the Agreement, up to a maximum of $[**] per year. For Auxilium, such costs shall be 50% of its annual cost of purchasing IMS NPA, NSP, and Xponent data. In Year 2, the Parties intend to spend on PCP marketing approximately $[**]. A new 2-year target level for the marketing spend will be established upon the extension of the Agreement at the end of Years 2 and 4. The aggregate actual expenses incurred by the Parties for PCP marketing shall be referred to herein as the “Aggregate Marketing Expense”. To the extent that a Party has paid more than 50% of the Aggregate Marketing Expense in a quarter, an adjustment will be made such that each Party has incurred 50% of the Aggregate Marketing Expense for that quarter (the “Quarterly Expense True-up”), with such adjustment being made pursuant to Section 4.7 hereof. In addition, the Quarterly Expense True Up will be adjusted such that Auxilium has paid 100% of the Specialist marketing expenditures.

2.10	Additional Expenses. In addition to the foregoing Marketing Budget expenses, each Party shall be responsible for all costs associated with its respective sales force, including, without limitation, salaries, bonuses, and field support funds of $[**] per PSR per year.

2.11	Promotional Activities. Promotional Activities for the Product shall be under the direction of the Marketing Committee, supervised by the Management Steering Committee, and set forth in the Promotion Plan. All Promotional Activities shall be approved by the Marketing Committee; provided that, notwithstanding the provisions of this Agreement regarding decision making matters within the Marketing Committee, neither Party shall be required to perform any Promotional Activities which it believes in good faith violate legal or regulatory requirements.

2.12	Promotional Materials. During the term of this Agreement, Auxilium shall create and develop all Promotional Materials relating to the Product for distribution in the Territory. All Promotional Materials shall be approved by the Marketing Committee; provided that, notwithstanding the provisions of this Agreement regarding decisions making matters within the Marketing Committee, neither Party shall be required to use any Promotional Materials which it believes in good faith violate legal or regulatory requirements. Auxilium shall provide such Promotional Materials to Oscient in amounts that are reasonable under the terms of the Promotion Plan. The Actual Costs of such Promotional Materials provided to Oscient shall be charged to the Marketing Budget and considered to be Oscient PCP Marketing Expenses. To the extent used to Detail PCPs, Promotional Material used by Auxilium shall be charged to the Marketing Budget and considered to be Auxilium PCP Marketing Expense.

2.13	Co-Branding. Promotional Materials and other secondary packaging and other communications regarding the Product that are used in connection with the Product shall include the names of both Parties on a use-up and use basis. Oscient hereby grants to Auxilium a royalty-free, non-exclusive license to use Oscient’s name and trademarks in connection with the co-branding of the Products in the Promotional Materials and other secondary packaging used in connection with the Product in the Territory during the term of this Agreement; provided that, Auxilium will provide Oscient with copies of all Promotional Materials and other secondary packaging prior to its use and shall remove Oscient’s name and trademark from any such materials as reasonably requested by Oscient.

2.14	Oscient PSR Training. Oscient shall be responsible for Product and sales training for its PSRs. Without limiting the generality of the foregoing, Auxilium shall provide assistance to Oscient’s training department for training on Product characteristics and how to provide Details on Product, including access to, and a copy of, its training programs and manuals [**].

2.15	Auxilium Supply and Manufacturing Responsibilities.

(a)	Auxilium shall book sales, manufacture, supply, distribute, bill, collect receivables and perform all other tasks related to the sale of Product in the Territory, at [**].

(b)	Auxilium shall use Commercially Reasonable Efforts to provide sufficient supply of the Product to meet orders for Product and to provide sufficient samples for marketing of the Product, and, in connection therewith, Auxilium shall maintain at least [**] of inventory between ICS and wholesalers and warehouses (based on the forward monthly demand forecast approved by the Marketing Committee, which, for Year 1, will be by April 15th, and allowing Auxilium up to ninety (90) days to achieve such level of inventory once such forecast has been determined), including a minimum of [**] inventory at ICS.

(c)	Upon Oscient’s request Auxilium shall use Commercially Reasonable Efforts to arrange for a Third Party appointed by Oscient and approved by Auxilium, such approval not to be unreasonably withheld or delayed, to have reasonable access to manufacturing information and its manufacturing personnel and, to the extent practicable, manufacturing facilities of Auxilium or Third Parties manufacturing the Product on its behalf. The cost of such Third Party shall be borne solely by Oscient, and Oscient may make a request and receive access pursuant to this Section no more frequently than [**] in calendar year 2005 and [**] in each calendar year thereafter; except that, if in any year, Auxilium provides, or is required to provide, notice to Oscient pursuant to Section 5.1 hereof, subject to any contractual limitations set forth in the applicable contract between Auxilium and a Third Party manufacturer, Auxilium shall use Commercially Reasonable Efforts to arrange for a Third Party appointed by Oscient and approved by Auxilium, such approval not to be unreasonably withheld or delayed, to have reasonable access to manufacturing information and its manufacturing personnel and, to the extent practicable, manufacturing facilities of Auxilium or Third Parties manufacturing the Product on its behalf whether or not it has previously exercised its rights under this Section in such year. The cost of such Third Party shall be borne by Oscient.

(d)	Auxilium shall promptly notify Oscient if there are material deviations in supply or inventory or an expectation of material deviations in supply or inventory.

(e)	In the event that the Product inventory becomes depleted such that there is insufficient supply of Product to meet the demand from PSRs to use as samples when Detailing and otherwise promoting the Product, each Party will receive a number of samples proportionate to its share of the number of Details until the Product supply is sufficient to meet the PSRs demand for samples.

2.16	Co-Promotion Reports Within forty-five (45) days after the end of each calendar quarter, each Party shall provide to the other Party a Co-Promotion Report containing the information called for by the Co-Promotion Report template to be agreed by the Parties within thirty (30) days of the Effective Date.

2.17	Inventory Reports. Within fifteen (15) days following the end of each month following the Effective Date, Auxilium shall provide to Oscient monthly inventory reports for the Product. Such inventory reports will include information relating to the quantity of Product which has been ordered by Auxilium from its suppliers, is being held by Auxilium in inventory, is being held by ICS or any other Third Party on behalf of Auxilium. Within sixty (60) days following the end of each month, Auxilium shall provide a report showing the amount of Product being held by wholesalers and warehouses. In addition, Auxilium shall promptly notify Oscient and keep Oscient updated on a timely basis regarding any Supply Interruption.

2.18	Trademark. In addition to the provisions of Section 2.13, Product shall be marketed under the Trademark Testim®.

2.19	TMF Option. Oscient shall have an exclusive option in the Territory to co-promote TMF under terms and conditions to be negotiated in good faith by the Parties (the “TMF Option”). Auxilium shall provide Oscient with access to a diligence package which will include, but not be limited to, the last Phase II proof of concept data before initiation of Phase III studies for TMF, its target product profile, intellectual property portfolio and other relevant data and studies (the “TMF Materials”) and shall promptly provide to Oscient any other diligence materials reasonably requested by Oscient. For purposes of clarity, any requests for additional information beyond the TMF Materials will not impact the time line described below. Auxilium will provide updates on the development of TMF at meetings of the Management Steering Committee. Within thirty (30) days after Auxilium has provided Oscient with the TMF Materials, Oscient shall notify Auxilium in writing whether it wishes to exercise the TMF Option. Upon Auxilium’s receipt of such notice, the Parties shall have a period of forty-five (45) days within which to negotiate in good faith the terms and conditions of an appropriate co-promotion agreement, which will contain, among other things, [**]. During this time, if not earlier, Auxilium shall conduct market research to ascertain the patient acceptability of TMF. Oscient agrees to cover [**] percent ([**]%) of the costs of the market research in the event it concludes a co-promotion agreement for TMF. Auxilium shall also share with Oscient any patient acceptability data that it might have collected prior to the market research referenced above. If a co-promotion agreement for TMF has not been executed within seventy-five (75) days after Oscient has received the TMF Materials, Auxilium shall be free to discuss and conclude a co-promotion or similar agreement for TMF with Third Parties; provided that, Auxilium shall only provide to Third Parties the TMF Materials and any other materials related to TMF that Auxilium has provided to Oscient. Notwithstanding the above, Auxilium may provide Third Parties with any new information generated on TMF after Oscient failed to exercise the TMF Option. Such Third Party agreement shall not be subject to Oscient’s matching rights.

2.20	Other Product Option. Oscient shall have an exclusive option in the Territory to co-promote Other Products under terms and conditions to be negotiated in good faith by the Parties (the “Other Product Option”). In the event that Auxilium develops or in-licenses an Other Product prior to Phase II, Auxilium shall provide Oscient with the last Phase II proof of concept data before initiation of Phase III studies for said Other Product and its target product profile (the “Other Product Materials”) and shall promptly provide to Oscient any other diligence materials reasonably requested by Oscient. In the event that Auxilium in-licenses or acquires an Other Product at a later stage than Phase II, then Auxilium will provide to Oscient all information on such Other Product as is available upon consummation of the transaction pursuant to which Auxilium in-licenses or acquires said Other Product and such information will be included in the Other Product Materials. Within thirty (30) days after Auxilium has provided Oscient with Other Product Materials, Oscient shall notify Auxilium in writing whether it wishes to exercise the Other Product Option. Upon Auxilium’s receipt of such notice, the Parties shall have a period of forty-five (45) days within which to negotiate in good faith the terms and conditions of an appropriate co-promotion agreement, which will contain, among other things, an up-front payment. If a co-promotion agreement for said Other Product has not been executed within seventy-five (75) days after Oscient has received the data described above, Auxilium shall be free to discuss and conclude a co-promotion or similar agreement for said Other Product with Third Parties; provided that, Auxilium shall provide Oscient, within 30 days of providing information to Third Parties interested in such Other Product that was not previously disclosed to Oscient, any such information provided to such Third Parties. Notwithstanding the above, Auxilium may provide Third Parties with any new information generated on the Other Product after Oscient failed to exercise the Other Product Option. Such Third Party agreement shall not be subject to Oscient’s matching rights.

2.21	Other Commercialization Activities. During the term of this Agreement, neither Party shall commercialize in the Territory any testosterone replacement therapy for the treatment of male hypogonadism other than the Product which the Parties Co-Promote pursuant to this Agreement, TMF or Other Products.

3.0 TERM AND COMPENSATION

3.1	Term. The Co-Promotion Term of this Agreement shall be for up to six years, with an initial term commencing on the Co-Promotion Start Date (such initial term comprising Year 1 and Year 2 and referred to as the “Initial Period”), with two extension periods at Oscient’s option, provided that Oscient achieves certain performance criteria as provided below. The first extension period comprises Years 3 and 4 and is referred to as the “First Extension Period.” The second extension period comprises Years 5, 6, and 7 and is referred to as the “Second Extension Period”).

3.2	First Extension Period. At the end of the Initial Period, Oscient may exercise its option for the First Extension Period if all of the following conditions are satisfied:

(a)	Oscient executes at least [**] PDEs, of which at least [**] are Primary Details in Year 1, and [**] PDEs, of which at least [**] are Primary Details, in Year 2; provided that, this milestone shall be deemed satisfied if any shortfall in the number of PDEs to be executed by Oscient is less than [**] percent ([**]%) in either of Year 1 or Year 2 and less than [**] percent ([**]%) as an average for both Years 1 and 2.

(b)	The First Extension Product Incremental Market Share, as measured by IMS data in the manner described below, among the Oscient-Only Cohort is equal to or greater than [**]% of the First Extension Product Incremental Market Share among the Auxilium-Only Cohort. The First Extension Product Incremental Market Share shall equal (i) Average Testim Market Share for the Oscient-Only Cohort or the Auxilium-Only Cohort, as applicable, during September 1 through December 31 of Year 2, less (ii) Average Testim Market Share for the Oscient-Only Cohort or the Auxilium-Only Cohort, as applicable, during January 1, 2005 through April 30, 2005.

In the event Auxilium joins Oscient in calling on PCPs that had initially been members of the Oscient-Only Cohort, such PCPs shall continue to be members of the Oscient-Only Cohort for purposes of calculating the First Extension Product Incremental Market Share.

(c)	The Product reaches a minimum of $[**] in PCP Gross Sales in Year 2.

The milestones set forth in clauses (a), (b) or (c) above shall be adjusted downward in the event that Auxilium fails to meet its manufacturing, supply or Detailing obligations set forth in this Agreement or in the event of any condition described in Section 11.5. In addition, the milestones set forth in clauses (b) and (c) above shall be waived in the event that a

Supply Interruption occurs and continues during Year 1 and/or Year 2 for a period of more than [**]. In addition, the Parties will determine in good faith an equitable adjustment of the annual PDEs for both Parties in the event of a Supply Interruption, which adjustment shall, in the case of Oscient, apply to the milestone in clause (a) above.

Notwithstanding the foregoing, if PCP Gross Sales in Year 2 are greater than or equal to $[**], then condition (b) set forth in this section shall be waived, and the Co-Promotion Term may be extended by the First Extension Period if condition (a) in this section is satisfied.

In the event that there is a shortfall in the number of PDEs to PCPs required to be performed by Auxilium for Years 1 and 2 combined of greater than [**] percent ([**]%), the minimum sales milestone in clause (c) above and the $[**] sales milestone in the immediately preceding paragraph shall be adjusted downward by the percentage by which such actual shortfall exceeds [**]%.

Auxilium shall provide written notice to Oscient stating whether Oscient has satisfied the above conditions within ten (10) days of receipt of IMS Xponent data for Year 2, which shall be subject to Oscient’s verification. In the event that Oscient has not satisfied the above conditions, this Agreement shall terminate on April 30, 2007 if Auxilium has provided to Oscient notice of such termination within thirty (30) days of the date that such IMS Xponent data is made available to Auxilium. In the event that Oscient has satisfied the above conditions, the Co-Promotion Term shall automatically be extended for the First Extension Period unless Oscient provides written notice to Auxilium of its intention to not extend the Co-Promotion Term, such notice to be given to Auxilium no later than March 20, 2007.

3.3	Second Extension Period. At the end of the First Extension Period, Oscient may exercise its option for the Second Extension Period if all of the following conditions are satisfied:

(a)	Oscient executes at least [**] PDEs, of which at least [**] are Primary Details in each of Year 3 and Year 4; provided that, this milestone shall be deemed satisfied if any shortfall in the number of PDEs to be executed by Oscient is less than [**] percent ([**]%) in either of Year 3 or Year 4 and less than [**] percent ([**]%) as an average for both Years 3 and 4.

(b)	The Second Extension Product Incremental Market Share, as measured by IMS data in the manner described below, among the Oscient-Only Cohort is equal to or greater than [**]% of the Second Extension Product Incremental Market Share among the Auxilium-Only Cohort. The Second Extension Product Incremental Market Share shall equal (i) Average Testim Market Share for the Oscient-Only Cohort or the Auxilium-Only Cohort, as applicable, during the September 1 through December 31 of

Year 4, less (ii) Average Testim Market Share for the Oscient-Only Cohort or the Auxilium-Only Cohort, as applicable, during January 1, 2007 through April 30, 2007.

In the event Auxilium joins Oscient in calling on PCPs that had initially been members of the Oscient-Only Cohort, such PCPs shall continue to be members of the Oscient-Only Cohort for purposes of calculating the Second Extension Product Incremental Market Share.

(c)	Either (i) Year 4 PCP Gross Sales of the Product reach [**]% of the forecasted Year 4 PCP Gross Sales, or (ii) each of Year 4 PCP Gross Sales of the Product and Year 3 PCP Gross Sales of the Product reach [**]% of the forecasted Year 4 PCP Gross Sales and forecasted Year 3 PCP Gross Sales, respectively, with such forecasts to be established by the Marketing Committee by the end of October of the Year preceding the applicable Year (e.g., by October 31, 2007 for the Year 4 forecast).

The milestones set forth in clauses (a), (b) or (c) above shall be adjusted downward in the event that Auxilium fails to meet its manufacturing, supply and Detailing obligations set forth in this Agreement or in the event of any condition described in Section 11.5. In addition, the milestones set forth in clauses (b) and (c) above shall be waived in the event that a Supply Interruption occurs and continues during Year 3 and/or Year 4 for a period of more than [**]. In addition, the Parties will determine in good faith an equitable adjustment of the annual PDEs for both Parties in the event of a Supply Interruption, which adjustment shall, in the case of Oscient, apply to the milestone in clause (a) above.

In the event that there is a shortfall in the number of PDEs to PCPs required to be performed by Auxilium for Years 3 and 4 combined of greater than [**] percent ([**]%), the minimum sales milestone in clause (c) above shall be adjusted downward by the percentage by which such actual shortfall exceeds [**]%.

Auxilium shall provide written notice to Oscient stating whether Oscient has satisfied the above conditions within ten (10) days of receipt of IMS Xponent data for Year 4, which shall be subject to Oscient’s verification. In the event that Oscient has not satisfied the above conditions, this Agreement shall terminate on April 30, 2009 if Auxilium has provided to Oscient notice of such termination within thirty (30) days of the date that such IMS Xponent data is made available to Auxilium. In the event that Oscient has satisfied the above conditions, the Co-Promotion Term shall automatically be extended for the Second Extension Period unless Oscient provides written notice to Auxilium of its intention to not extend the Co-Promotion Term, such notice to be given to Auxilium no later than March 20, 2009.

3.4	Expense Reports. Each Party shall provide the other, within ten (10) business days of the end of each calendar quarter, with quarterly reports setting forth such Party’s PCP Marketing Expense and allocating such PCP Marketing Expenses within the categories of spending set forth in the Marketing Budget.

3.5	Allocation of Gross Profit. In consideration of Oscient’s contribution to PCP sales of Product through Co-Promotion, the Parties shall allocate PCP Gross Profit, on a quarterly basis during the Initial Period, First Extension Period (if applicable) and Second Extension Period (if applicable), as set forth in Exhibit E hereto. The profit sharing calculations will be performed on both a quarterly and yearly basis, as follows:

Within five business (5) days following the end of each calendar quarter, Auxilium shall calculate and provide a PCP Gross Profit Allocation Report to Oscient regarding the allocation of PCP Gross Profit in the manner described in this paragraph. PCP Gross Profit shall be estimated for the immediately preceding quarter based on actual data for the quarter, where available, and estimates using historical trends where actual data is not available. In addition, the allocation of PCP Gross Profit to Oscient for a particular quarter shall be adjusted to reflect any under- or over-allocation of PCP Gross Profit to Oscient from the preceding quarter based on the actual results of the preceding quarter as compared to the estimates that were used to calculate PCP Gross Profits for such preceding quarter.

Each PCP Gross Profit Allocation Report shall clearly show the calculations used in deriving the information shown on such report. The Parties shall treat such financial reports as Confidential Information and shall cause their respective accounting firms to retain all such financial reports in confidence.

3.6	Adjustments to the Profit Sharing Thresholds. Notwithstanding anything to the contrary contained in this Agreement, the PCP Gross Sales Thresholds used in determining the allocation of PCP Gross Profit in Exhibit E shall be adjusted as follows:

(a)	In the event that a Supply Interruption occurs and continues for a period of more than [**] but less than [**], then all of the PCP Gross Sales Thresholds shall be adjusted as follows:

(i)	For the Year in which such Supply Interruption ends, each Threshold shall be multiplied by the following ratio:

[[**] minus (the length of the Supply Interruption (in days) times [**])]

[**]

(ii)	For the Year following the Year in which such Supply Interruption ends, each Threshold shall be multiplied by the following ratio:

[[**] minus (the length of the Supply Interruption (in days) times [**])]

                                                         [**]

(b)	In the event that a Supply Interruption occurs and continues for a period of more than [**], then the Parties shall negotiate in good faith for a period of not more than thirty (30) days a revised PCP Gross Profit sharing arrangement under this Agreement, and if the Parties are unable to reach agreement on such revised PCP Gross Profit sharing arrangement within such 30-day period, then Oscient shall have the right to terminate this Agreement pursuant to Section 7.6(b), and Auxilium shall make the following payments to Oscient: If Oscient terminates the Agreement pursuant to this clause (b) after January 1, 2007, Auxilium shall pay Oscient, in addition to the sharing of PCP Gross Profits achieved up to the date of termination, a [**]. If Oscient terminates the Agreement pursuant to this clause (b) before January 1, 2007, Auxilium shall [**].

(c)	In the event that there is, for any Year, a shortfall in the number of PDEs performed by Oscient as compared to the number of PDEs required to be performed by Oscient for such Year of greater than [**] percent ([**]%) but less than [**] percent ([**]%), then all of the PCP Gross Sales Thresholds for the following Year (and only the following Year) shall be adjusted by multiplying all such Thresholds by the following:

1 + [ 1 - (Actual PDEs performed by Oscient for such Year)]

                                                             [**]

(d)	In the event that there is, for any Year, a shortfall in the number of PCP PDEs performed by Auxilium as compared to the number of PCP PDEs required to be performed by Auxilium for such Year of greater than [**] percent ([**]%), then all of the PCP Gross Sales Thresholds for the following Year (and only the following Year) shall be adjusted by multiplying all such Thresholds by the ratio of the actual number of PCP PDEs performed by Auxilium for such Year divided by [**].

3.7	Tail Period. During the two Years following Year 7 (each a “Tail Year”), Auxilium shall pay Oscient at the end of each such Tail Year the following percentage of the sum of the profit sharing payment made to Oscient during the four calendar quarters ending March 31, 2011 pursuant to the Terms hereof:

Tail Year 1: [**]%

Tail Year 2: [**]%

3.8	Generic Entry. In the event of a termination under Section 7.3 hereof, in the event of a Generic Entry, Auxilium shall pay Oscient [**]% and [**]% of Post-Generic Gross Profit earned based on PCP Gross Sales during the first and second “post-generic” Years, respectively.

4.0 STATEMENTS AND REMITTANCE

4.1	The parties shall keep an accurate record of the number of Details provided by their respective sales forces for Product through a field call reporting system and shall provide a quarterly report on the number of such Details. Each Party shall have the right at its expense to inspect, but no more often than once annually, the other Party’s record of Details during regular business hours.

4.2	Auxilium shall keep and require its Affiliates, if any, to keep complete and accurate records of all Gross Sales, Net Sales, Gross Profit, Marketing Budget expenses and Actual Cost in sufficient detail to enable the allocations and invoices under Section 3.0 to be easily and accurately determined.

4.3	Oscient shall keep and require its Affiliates, if any, to keep complete and accurate records of Promotional Material usage and purchases, including Product samples, in sufficient detail to enable the invoices under Section 3.0 to be easily and accurately determined.

4.4	Each Party has the right to have an independent certified public accountant selected by and retained at the expense of such Party (with the approval of the other Party, which shall not be unreasonably withheld) examine during normal working hours of the other Party and at a date previously agreed upon, the relevant books and records kept by the other Partyto the extent necessary to verify the accuracy of the other Party’s allocation, invoice or payment made under this Agreement. Such examination shall not be more often than once each calendar year and for not more than the two (2) previous years. Each Party agrees that the report of the above examination by the certified public accountant to such Party shall be limited to the information relevant to the verification of the accuracy of the invoice or payment made under this Agreement.

4.5	In the event either Party’s examination under this Section 4.0 discloses a reporting error of [**] percent ([**]%) or more from what had been represented by the other Party, all costs of the examination incurred by the examining Party shall be promptly reimbursed by the other Party. Any amounts due by either Party to correct an under-reporting or over-payment disclosed upon examination, shall be paid promptly or may be set-off against any amounts owed under this Agreement.

4.6	Each Party is responsible for the payment of any and all taxes arising from the existence or operation of its business or from the performance of its obligations hereunder including, without limitation, income taxes, withholding taxes, employee payroll and social security and welfare taxes which may be imposed upon such Party in accordance with applicable laws.

4.7	Auxilium shall pay to Oscient its allocation of PCP Gross Profits as set forth on the PCP Gross Profit Allocation Report delivered to Oscient pursuant to Section 3.5 within thirty (30) days of the end of the quarter. As a separate financial transaction, the allocation of the Marketing Expenses incurred by each Party as set forth on the Marketing Expense Report delivered to each Party pursuant to Section 3.4, if payment is due from Oscient to Auxilium, Oscient shall pay to Auxilium the amount owed to Auxilium as shown on the particular Marketing Expense Report within (30) days of the quarter. If payment is due from Auxilium to Oscient, Auxilium shall pay to Oscient the amount owed to Oscient as shown on the particular Marketing Expense Report within (30) days of the quarter.

4.8	Late Payment. In case either Party fails to make any payment required herein by the due date, the Party entitled to payment will charge the defaulting Party interest at the lower of (i) [**] percent ([**]%) per annum above the prime rate as published in the Wall Street Journal in effect as of the date such payment is due or (ii) the highest rate allowable under applicable law.

4.9	Method of Payment. All amounts due to either Oscient or Auxilium under this Agreement shall be paid by check or wire transfer of immediately available funds to such bank account as Oscient or Auxilium, as the case may be, may direct from time to time. All bank expenses incurred by the remitting Party in making such wire transfer shall be on its own account. All amounts shall be in United States dollars.

5.0 ADVERSE EVENTS, CONFIDENTIALITY AND INTELLECTUAL PROPERTY

5.1	Adverse Experiences and Regulatory Matters. During the term of this Agreement, Oscient shall notify Auxilium via facsimile (original source document) within two (2) business days of receipt of any information coming into its possession concerning any Adverse Experience. Auxilium will provide Oscient prompt notice of any notification or other information that it receives from a Third Party or from a government agency that raises any material concerns regarding the safety or efficacy of the Product or alleges a violation of law related to the Product. Information that shall be disclosed to Oscient shall include, but not limited to:

(a)	Inspections by a government agency of manufacturing, distribution or other related facilities concerning the Product;

(b)	Any communication with a government agency involving the manufacture, sale, promotion, or distribution of the Product; and

(c)	The initiation of any government agency investigation, detention, seizure or injunction concerning the Product.

5.2	Confidential Information. During the term of this Agreement, and for five (5) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement, each Party shall not reveal or disclose to Third Parties any Confidential Information received from the other Party under this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided herein, for securing essential or desirable authorizations, privileges or rights from governmental agencies, or is required to be disclosed to a governmental agency. The Parties shall (i) take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such Confidential Information is granted, (ii) use the Confidential Information solely as contemplated by this Agreement or to perform its obligations hereunder, and (iii) immediately notify the disclosing Party if the receiving Party learns or reasonably believes that any breach of confidentiality has occurred.

5.3	Disclosure to Affiliate. Nothing herein shall be construed as preventing a Party from disclosing any Confidential Information received from the other Party to an Affiliate, provided such Affiliate has undertaken a similar obligation of confidentiality with respect to the Confidential Information.

5.4	Public Announcements. Except as required by law, no public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or other disclosure. The Party desiring to make any such public announcement or other disclosure shall use its reasonable efforts to inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall use its reasonable efforts to provide the other Party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. Notwithstanding the foregoing, the Parties agree that they will mutually agree upon the text of a press release regarding this Agreement and that each may make additional announcements or disclosure consistent with such press release without the need to notify the other Party.

5.5	Publications. Oscient shall not submit for written or oral publication any manuscript, abstract or the like concerning the Product or which includes data or other information generated and provided by Auxilium without Auxilium’s prior written consent.

5.6	Trademark. Oscient acknowledges that the trademark “Testim®” and the additional Trademarks are the exclusive property of Auxilium. Auxilium grants to Oscient a royalty-free exclusive right to use the Trademarks and the Auxilium name in the Territory solely in connection with its Promotional Activities during the term of this Agreement. Nothing in this Agreement shall be deemed to give Oscient, either during or after the term of this Agreement, any right, title or interest in the Trademarks other than the right to Co-Promote Product bearing said Trademarks in its Promotional Activities in accordance with the terms of this Agreement. Oscient shall give Auxilium prompt notice of any infringement of the Trademarks or any such claim brought by others against Oscient. To the extent necessary, Oscient agrees to cooperate with Auxilium and provide whatever assistance may be reasonable or required in the event Auxilium takes any legal action to protect its rights to the Trademarks in any part of the Territory. Any such action shall be at Auxilium’s sole expense and for its sole benefit. Oscient may be represented by counsel of its own selection at its own expense in any suit or proceeding brought by Auxilium to restrain such infringement, but Auxilium shall have the right to control the suit or proceeding. Upon termination of this Agreement for any reason, Oscient shall cease all use of the Trademarks and thereafter not hold itself out as a Co-Promoter of Product.

5.7	Copyright. Oscient acknowledges that all Promotion Materials created, developed and produced by Auxilium and fixed in a tangible medium are the exclusive property of Auxilium (the “Copyright Material”). Auxilium grants to Oscient a royalty-free exclusive right to use the Copyright Material in the Territory solely in connection with its Promotional Activities during the term of this Agreement. Nothing in this Agreement shall be deemed to give Oscient, either during or after the term of this Agreement, any right, title or interest in the Copyright Material other than the right to use the Copyright Material to Co-Promote Product in accordance with the terms of this Agreement. Oscient shall give Auxilium prompt notice of any infringement of the Copyright Material or any such claim brought by others against Oscient. To the extent necessary, Oscient agrees to cooperate with Auxilium and provide whatever assistance may be reasonable or required in the event Auxilium takes any legal action to protect its rights to the Copyright Material in any part of the Territory. Any such action shall be at Auxilium’s sole expense and for its sole benefit. Oscient may be represented by counsel of its own selection at its own expense in any suit or proceeding brought by Auxilium to restrain such infringement, but Auxilium shall have the right to control the suit or proceeding. Upon termination of this Agreement for any reason, Oscient shall cease all use of the Copyright Material and thereafter not hold itself out as a Co-Promoter of Product.

5.8	Patents. Subject to legal and contractual limitations imposed upon Auxilium as the licensee of the Patents, Auxilium will use Commercially Reasonable Efforts necessary to maintain its rights in the Bentley Patent and maintain patent protection for the Product in the Territory during the term of this Agreement. Upon reasonable request by Oscient, Auxilium shall use Commercially Reasonable Efforts to obtain approval from the licensor of the Patents to provide information, including copies of correspondences and drafts of filings with the United States Patent and Trademark Office, to Oscient regarding the Patents. Moreover, Auxilium shall forward any comments regarding such materials to the parties responsible for prosecuting such Patents. Auxilium will promptly notify Oscient of any default or notice of default received by it under its license to the Bentley Patent or any other Patents. If a Party becomes aware that a Third Party is infringing any claim of the Bentley Patent, the Party having such knowledge shall promptly inform the other of such infringement. Oscient acknowledges that Auxilium shall then be obligated to promptly inform the licensor of the Bentley Patent. Subject to legal and contractual limitations imposed upon Auxilium as the licensee of the Bentley Patent, the Parties agree to jointly determine a course of action consistent with the goal of maximizing PCP Gross Profit. However, as between the Parties, Auxilium, subject to legal and contractual limitations imposed upon it as the licensee of the Bentley Patent, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Auxilium, or to control the defense of any declaratory judgment action relating to the Bentley Patent. If Auxilium elects not to exercise such first right, in which case Oscient shall thereafter have the right either to (i) initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Auxilium and, if necessary, Oscient or (ii) if necessary under the license agreement to the Bentley Patent, require Auxilium to bring such action or defend such declaratory judgment in its own name, in which case, Auxilium shall bring such action and shall consult with Oscient with respect to all actions and decisions under such action and take all actions in such action reasonably requested by Oscient. The Party not bringing an action under this Section shall cooperate with the Party bringing such action as may reasonably be requested by such Party. If Auxilium elects not to initiate and prosecute an infringement or defend a declaratory judgment action in the Territory and Oscient elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by Oscient. Any award or amount paid in settlement from an action brought under this Section (the “Award”) shall be allocated as follows: (i) if Auxilium elects to bring an action under this Section, any Award shall first be used to reimburse both Parties for expenses incurred in such action and any remaining amount of the Award shall be treated as PCP Gross Profit hereunder and allocated in accordance with the terms of this Agreement and (ii) if Oscient brings in action under this Section in its own or Auxilium’s name or requires Auxilium to bring an action under this Section, then any Award shall first be used to reimburse both Parties for expenses incurred in such action and any remaining amount of the Award shall be treated as PCP Gross Profit hereunder and allocated in accordance with the terms of this Agreement .

5.9	Injunctive Relief. Each Party acknowledges and agrees that breach of any provision of Sections 5.2, 5.3 and 5.4 will result in irreparable injury, which may not be wholly compensated in monetary damages, and that, therefore, in addition to any right and remedies under contract or at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and/or other equitable relief to prevent the breach or further breach and/or to secure the enforcement of any terms under such Sections. This provision shall survive the termination of this Agreement. If a court of competent jurisdiction declares any of the provisions of Sections 5.2, 5.3 or 5.4 to be too broad to be specifically enforced, such provision shall be enforced to the maximum extent permitted by law.

6.0 PRODUCT COMPLAINTS; INQURIES, WITHDRAWALS AND RECALLS

6.1	Auxilium shall have the sole right and responsibility, and shall bear all costs related thereto, to take such actions with respect to the Product as would normally be done in accord with accepted business practices and legal requirements to obtain and maintain the authorization and/or ability to market the Product in the Territory, including, without limitation, the following:

(a)	Responding to Product complaints and inquiries in timely fashion. Oscient agrees that it should promptly refer any complaints or inquiries it receives to Auxilium; provided that Product complaints or inquiries that contain information relating to Adverse Experiences shall be forwarded to Auxilium according to Section 5.1.

(b)	Handling all returns of Product. If the Product is returned to Oscient, it shall be shipped to Auxilium’s nearest facility, with any reasonable or authorized shipping or other documented direct cost to be paid by Auxilium.

(c)	Handling all recalls or market withdrawals of the Product in a timely fashion.

(d)	Communicating with any governmental agencies, including the FDA and the DEA, and satisfying their requirements regarding the authorization and/or continued authorization to market and distribute the Product in commercial quantities in the Territory, including by paying required user fees under the FD&C Act, submitting periodic reports to the FDA in accordance with 21 C.F.R. 314.80 and 314.81, maintaining all required DEA registrations under the Controlled Substances Act (21 U.S.C. 801 et seq.), and otherwise satisfying all applicable DEA requirements, each as amended and in force from time to time.

(e)	Communicating with any governmental agencies, including the FDA and the DEA, and otherwise satisfying their requirements regarding the distribution and handling of Product samples in the Territory, including by meeting the requirements of the Prescription Drug Marketing Act at 21 U.S.C. 355(c) & (d) and FDA’s implementing regulations at 21 C.F.R. section 203.30 et seq.

(f)	Handling Product distribution, inventory and receivables, including Product samples. If, for any reason, Oscient should receive orders for the Product, Oscient shall use its Commercially Reasonable Efforts to forward such orders to Auxilium as soon as practical.

(g)	Post marketing pharmacovigilance of the Product, Adverse Experience receipt and processing, evaluation, signal detection, monitoring and reporting requirements in accordance with 21 C.F.R. section 314.80.

6.2	In the event that a recall or withdrawal of Product is undertaken, whether voluntarily or at the request of FDA, Oscient shall cooperate in good faith and assist Auxilium. Voluntary recall shall take place only in Auxilium’s sole discretion. In the event that Oscient deems a voluntary Product recall or withdrawal prudent for safety reasons, and Auxilium does not voluntarily recall or withdraw the Product, then Oscient may terminate this Agreement upon notice to Auxilium.

6.3	Oscient shall be permitted to take any action required by law relating to subsections (a) through (g) of Section 6.1 and shall promptly notify Auxilium of any actions so taken.

7.0 TERMINATION

7.1	Breach. Except as more specifically addressed in Section 7.5, 7.6 or 7.7, either Party may, by written notice to the other Party, terminate this Agreement upon a material breach by the other Party of any of the terms or conditions of this Agreement, which breach has not been cured after 60-days written notice of the same, except that if the nature of the breaching Party’s obligation is such that more than 60-days are required for its performance, then the breaching Party shall not be deemed in default if it commences performance within the 60-day period and thereafter diligently pursues the cure to completion.

7.2	Insolvency. Either Party may, by written notice to the other Party, immediately terminate this Agreement if (i) a Party terminates or suspends its business activities, (ii) a Party becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver, or similar authority, or (iii) a Party becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes that are not rescinded within sixty (60) days.

7.3	Generic Entry. Either Party may, by 90-days prior written notice to the other Party, terminate this agreement upon the first Generic Entry in the Territory.

7.4	Product Withdrawal. Oscient may, by written notice to Auxilium, immediately terminate this Agreement in the event of (i) a governmental seizure, injunction or restraining order preventing the sale of the Product not cured by Auxilium within 90 days after the date of such seizure, injunction or restraining order, or (ii) the FDA’s withdrawal or revocation of the NDA.

7.5	Competitive Product. Either Party may, by written notice to the other Party, immediately terminate this Agreement in the event the other Party is in breach of Section 2.21.

7.6	Termination by Oscient. In addition to the rights to terminate this Agreement described above, Oscient may terminate this Agreement as follows:

(a)	Termination of License to Bentley Patent. Oscient shall have the right to terminate this Agreement immediately in the event of termination of Auxilium’s license to the Bentley Patent.

(b)	Supply Interruption. If a Supply Interruption is occurring and continues for a period of more than [**], and the Parties are unable within five (5) business days to reach agreement on the terms of a revised PCP Gross Profit sharing arrangement as described in Section 3.6 hereof, then Oscient may terminate this Agreement immediately upon notice to Auxilium with the effect as described in Section 3.6, in addition to the provisions of Section 8 hereof.

7.7	Termination by Auxilium for Failure to Detail. In the event that there is (i) for any Year, a shortfall in the number of PDEs performed by Oscient as compared to the number of PDEs required to be performed by Oscient for such Year of greater than [**] percent ([**]%), or (ii) for any of the three two-year periods of Years 1 and 2 or Years 3 and 4 or Years 5 and 6, a shortfall in the number of PDEs performed by Oscient as compared to the number of PDEs required to be performed by Oscient pursuant to Section 2.6(a)(ii) hereof for such two-year periods of greater than [**] percent ([**]%), then Auxilium may terminate this Agreement upon notice to Oscient.

8.0 RIGHTS AND DUTIES UPON TERMINATION

8.1	Survival. Upon termination this Agreement for any reason pursuant to Section 7, all rights and obligations of the parties under this Agreement shall immediately cease; provided that termination of this Agreement shall not impair any obligations or liabilities that have accrued prior to such termination. The obligations of each Party under Sections 3, 5, 6, 8, 9, 10 and 11, and such other provisions consistent with the Parties intent, shall survive the termination of this Agreement and shall continue so long as such obligations remain effective and applicable, as defined herein.

8.2	Return of Materials. Upon termination of this Agreement for any reason pursuant to Section 7, Oscient will promptly return to Auxilium (i) all Confidential Information then in its possession or control, including all copies and reproductions thereof, and (ii) all Promotional Materials then in its possession or control.

8.3	No Prejudice. Termination pursuant to this Section 8 shall be without prejudice to the rights or remedies of either Party against the other Party accrued up to or existing prior to such termination.

9.0 WARRANTIES, REPRESENTATIONS AND COVENANTS

9.1	Auxilium and Oscient each represents, warrants and covenants that:

(a)	It has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted,

(b)	It has the corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder,

(c)	The execution, delivery and performance of this Agreement by such Party will not violate any law or regulation or any order or decree of any court or governmental authority,

(d)	The execution, delivery and performance of this Agreement by such Party will not violate the terms of any indenture, mortgage, deed of trust, lease,

agreement or other instrument to which such Party is a party or by which such Party or any of its property is bound, which violation would have a material adverse effect on the financial condition of such Party or on the ability of such Party to perform its obligations hereunder,

(e)	It has no legal obligations or commitments to Third Parties inconsistent with this Agreement, and such Party covenants that neither it nor its Affiliates shall enter into any agreement or understanding, oral or written, or execute any instrument that conflicts with such Party’s obligation to the other Party under this Agreement,

(f)	There is no action, suit, dispute, proceeding or arbitration (whether by governmental agency, division or otherwise) pending or threatened, or investigation (formal or informal) pending or threatened, against or relating to such Party, which in either case could reasonably prevent or impair such Party from carrying out its obligations under this Agreement,

(g)	This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors rights generally or by the availability of equitable remedies,

(h)	In performing its obligations under this Agreement, it shall comply with all applicable federal, state and local laws and regulations, including, but not limited to the FD&C Act, the Controlled Substances Act, the Federal Anti-Kickback Statute at 42 U.S.C. section 1320a-7b, Section 119402 of the California Health & Safety Code, other state anti-kickback, consumer protections and unfair business practice laws, all lawful orders of any court or government regulatory agency, and industry guidance and other advisories published by the Office of Inspector General of the Department of Health and Human Services including, but not limited to, the Compliance Program Guidance for Pharmaceutical Manufacturers at 68 Federal Register 23731 (May 5, 2003), and

(i)	Neither it nor any of its principals have been or is currently debarred, suspended or proposed for debarment or suspension under section 306 of the FD&C Act or otherwise determined to be ineligible to participate in Federal health care programs (as that term is defined in 42 U.S.C. section 1320a-7b(f)) or have been convicted of a criminal offense related to the provision of health care items or services.

9.2	Auxilium represents, warrants and covenants that:

(a)	It is the exclusive licensee of the Bentley Patent to make, have made, use and sell Product in the Territory,

(b)	To the best of its knowledge, the making, using and selling of the Product in the Territory does not infringe any valid claims of a Third Party patent and that none of the Promotion Materials do or will infringe any Third Party trademark or copyright,

(c)	The Manufacturing Agreement, dated April 23, 2002 and the May 28, 2002 amendment thereto, between Auxilium and DPT Laboratories, Ltd. is valid and in force as of the Effective Date and further Auxilium warrants that provisions of the DPT Agreement provide for extension of DPT Agreement,

(d)	Except as set forth in Exhibit F, as of the Effective Date there are no written communications between Auxilium and its agents and the FDA regarding promotion of the Product and all of the items listed on Exhibit F have been made available to Oscient for its review prior to the Effective Date,

(e)	To the best of its knowledge, it has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively “Permits”) necessary to permit it to market, promote, offer for sale, distribute and introduce into commerce the Product in the Territory, including any Permits required under the FD&C Act, the Controlled Substances Act or state law, and all such Permits are valid and in full force and effect,

(f)	Its Promotional Activities comply with all applicable laws, rules, regulations, and prevailing industry guidelines, including the FD&C Act, the Controlled Substances Act, the False Claims Act, the Social Security Act, state anti-kickback laws, state consumer protection and business practice laws, the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals, and the AMA’s Guidelines on Gifts to Physicians, and

(g)	The Product (i) has been, with respect to Product within its expiration dating on the Effective Date, and will be manufactured, processed, packaged, labeled, stored and shipped in accordance with all applicable laws, rules, regulations, and requirements, including without limitation the current Good Manufacturing Practice requirements of the FDA and applicable requirements of the DEA; and (ii) is not and will not be adulterated, misbranded, or prohibited from introduction into interstate commerce under the FD&C Act or the Controlled Substances Act.

9.3	Oscient acknowledges that Auxilium is the exclusive owner of all right, title and interest to the trademark “Testim” and the Copyright Material, and Oscient covenants not to do or suffer to be done anything which would put in issue or adversely affect the validity or ownership of said trademark or Copyright Material. Oscient further covenants that it shall at no time use said trademark or Copyright Material except in connection with its duties and obligations pursuant to this Agreement.

10.0 INDEMNIFICATION AND LIABILITY

10.1	Auxilium and Oscient shall each indemnify, defend and hold harmless the other Party and its agents from and against all judgments, claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (“Losses”) arising out of or relating to any breach by such Party of any of the warranties, representations, covenants or obligations of such Party as set forth in this Agreement.

10.2	Auxilium shall indemnify, defend and hold harmless Oscient from any Losses arising out of or relating to the (i) manufacture or sale of the Product, including any defect in identity, purity or quality of Product manufactured, produced, marketed, distributed, sold, processed or supplied by Auxilium, (ii) negligent or willful acts of Auxilium, or (iii) the breach by Auxilium of any provision of this Agreement. This agreement by Auxilium to indemnify, defend and hold harmless Oscient shall not apply to the extent that any such Losses arise out of Oscient’s negligent or willful act which causes Product to be adulterated or misbranded within the meaning of the FD&C Act.

10.3	Oscient shall indemnify, defend and hold harmless Auxilium from all Losses arising out of or relating to (i) negligent or willful acts of Oscient, including without limitation, Losses due to Third Party use of Product recommendations or claims made by Oscient on behalf of Auxilium and not specifically authorized in writing by Auxilium or contained in the Promotion Materials or approved Product labeling, or (ii) the breach by Oscient of any provision of this Agreement, except in each case to the extent that any such Losses arise out of Auxilium’s negligence or willful breach of its obligations in performing its duties under this Agreement.

10.4	The indemnifying Party’s obligations hereunder shall be subject to the indemnified Party (i) providing prompt notice of the existence of the claim for which it is seeking to be indemnified; provided, however, that except as otherwise explicitly provided in this Agreement, any failure to provide such prompt notice shall not relieve the indemnifying Party’s obligations with respect thereto except to the extent prejudiced thereby, (ii) giving the indemnifying Party the ability, at its option, to control the defense of any such claim, and (iii) providing reasonable cooperation in the defense thereof.

10.5	Limitation on Liability. IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, PARENT, SUBSIDIARIES AND AFFILIATES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THAT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOT WITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.6	Insurance. During the term of this Agreement and for a period of three (3) years thereafter, each Party, at its own expense shall maintain a policy of self-insurance or a policy in full force and effect with an insurance company or companies having an A. M. Best Rating of an “A-: Class VII” or better, commercial general liability insurance, including personal injury, blanket contractual liability and broad form property damage, with a ten million dollar ($10,000,000) combined single limit per occurrence and Product Liability insurance, in the amount of ten million dollars ($10,000,000) per each claim and in the general aggregate. Within thirty (30) days of the Effective Date, each Party shall provide to the other Party a certificate of insurance indicating that such obligations have been satisfied. Moreover, each Party’s insurance shall name the other Party as an additional insured party. Auxilium shall attach an additional insured (vendors-broad form) endorsement, identifying Oscient as a vendor to Auxilium’s product liability insurance policy to be referenced in the certificate of insurance.

11.0 MISCELLANEOUS

11.1	Arbitration. The Parties desire to avoid all forms of traditional litigation in the future and therefore agree that in the event of any dispute, controversy or claim arising out of or relating to this Agreement, representatives of the Parties with authority to settle the matter shall meet for good faith negotiations at a mutually acceptable time and place in an effort to reach an amicable resolution. Either Party may initiate the dispute resolution process by written notice to the other Party. If the dispute is not resolved, either Party may refer the matter to the Chief Executive Officer of each Party for resolution. If the dispute is remains unresolved, the Parties agree that the matter shall be resolved through binding arbitration, which shall be conducted by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Each Party shall appoint one arbitrator and the two arbitrators thus appointed shall appoint the arbitral chair. The arbitration shall be conducted in New York, New York. Judgment on an arbitral award may be entered by any court of competent jurisdiction, or application may be made to such court for judicial acceptance of the award and any appropriate order including enforcement. Nothing in this Section 11.1 will preclude any Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

11.2	Non-Solicitation. During the Term of this Agreement, and for a period of one (1) year thereafter, neither Party shall solicit, induce, encourage or attempt to induce or encourage any employee or agent of the other Party to terminate his or her employment or relationship with such other Party or to breach any other obligation to such other Party. Notwithstanding the foregoing, nothing shall prevent either Party from hiring or seeking to hire any employee of the other Party who seeks employment with such Party either voluntarily or in response to an advertisement or referral by an employment recruiter.

11.3	Parties in Interest. This Agreement and all of its terms and provisions shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. Nothing herein is intended to confer any rights or remedies upon any person or entity other than the Parties and their permitted successors and assigns, unless expressly stated herein to the contrary.

11.4	Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Any such assignment or attempted assignment shall be void and of no legal effect. Notwithstanding the foregoing, either Party may assign this Agreement in connection with the transfer or sale of all or substantially all of its business, its merger or consolidation with another company, or to any company that is an Affiliate of the assigning Party.

11.5	Force Majeure. Neither Party shall be liable for a delay in the performance of its obligations and responsibilities under this Agreement due to causes beyond its control, including, without limitation, war, strikes or lockouts, embargo, national emergency, insurrection or riot, acts of the public enemy, governmental law or regulation, fire, flood, or other natural disaster, provided that said Party has taken reasonable measures to notify the other Party in writing of the delay.

11.6	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of law. By executing this Agreement, each Party consents to the jurisdiction of New York state courts.

11.7	Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby.

11.8	Amendments. Except as otherwise specified herein, no amendment to this Agreement shall be effective unless it is in writing and signed by each Party hereto.

11.9	Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the Party to be notified at such Party’s address or facsimile number as set forth below or as subsequently modified by written notice.

11.10	Entire Agreement. This Agreement, including any exhibits and schedules hereto, represent the entire agreement between the parties with respect to the subject matter hereof. All other agreements, representations, statements, negotiations and undertakings prior to the Effective Date, whether oral or written, are superseded hereby.

11.11	No Waiver. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

11.12	Construction; Headings. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.13	Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and the signature page transmitted by facsimile.

IN WITNESS THEREOF, the Parties, through their authorized officers or representatives, have caused this Agreement to be executed effective as of the date first above written.

AUXILIUM PHARMACEUTICALS, INC.		OSCIENT PHARMACEUTICALS CORP.

By:	/s/ Gerri Henwood	By:	/s/ Steven Rauscher
Name:	Gerri Henwood	Name:	Steven Rauscher
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

YEAR 1 TESTIM MARKETING BUDGET WITH SPECIALTY ALLOCATION

					PRIMARY CARE						SPECIALTY*
Category	Year 1 Total		Total		Auxilium (50)%		Oscient (50)%		Total		Auxilium (100)%		Oscient (0)%
Headcount	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$—
Market Research	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$—
Medical Education	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$—
Medical Meetings	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$—
Other Promotion	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$—
Public Relations	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$—
Sales Material	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$—

Total	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$—

*	budget allocation for specialist journal advertising and medical meetings to be determined at Auxilium’s discretion

A-1

EXHIBIT B

Issued Patent

Country	Patent No.	Grant Date	Expiration Date
US	5,023,252	11-Jun-91	11-Jun-08

Pending Patent Applications

Testim

Country	App No.	Date Filed	Status
US Provisional	60/374,103	19-Apr-02	Expired

PCT	PCT/US03/12235	18-Apr-03	Pending

US Nat’l	[**]	1-Oct-03	Pending

B-1

EXHIBIT C

TRADEMARKS:

Auxilium

Feel Better. Age Well.

Testim

Test Him. Then Testim.

C-1

EXHIBIT D

Management Steering Committee Nominees

Auxilium:

[**]

[**]

[**]

Oscient:

[**]

[**]

[**]

D-1

CONFIDENTIAL

EXHIBIT E

ALLOCATION OF GROSS PROFITS

At the end of each quarter during the Agreement, Auxilium shall calculate a PCP Gross Profit allocation to Oscient (“Year-to-Date Oscient Allocation”) based on year-to-date Product sales through the end of that quarter. The profit sharing payment for a particular quarter shall consist of the Year-to-Date Oscient Allocation less the sum of all profit sharing payments already made to Oscient in prior quarters during that year (“Aggregate Prior Payments”).

If the profit sharing payment thus calculated for a particular quarter is negative, then Oscient shall pay to Auxilium the difference between the Aggregate Prior Payments and the Year-to-Date Oscient Allocation calculated for that quarter.

Allocation of Gross Profit for 2005

Auxilium shall pay Oscient, until Oscient’s Marketing Expense is recovered, [**]% of PCP Gross Profits from any PCP Gross Sales above $[**]. After Oscient’s Marketing Expense has been recovered, Auxilium shall pay Oscient [**]% of any remaining PCP Gross Profits from any PCP Gross Sales above $[**]

More specifically,

The Parties shall determine at the end of each quarter “PCP Gross Sales Above Threshold,” if any, which shall be calculated by determining the amount, if any, by which contract year-to-date PCP Gross Sales exceeds the following threshold amounts:

Q2/05: [**]

Q3/05: [**]

Q4/05: [**]

The Year-to-Date Gross Profit shall be determined by multiplying Gross Profit Margin times the PCP Net Sales resulting from the PCP Gross Sales Above Threshold, if positive.

a.	If [**]% of Year-to-Date Gross Profit is less than or equal to the Year-to-Date Marketing Expense, then Auxilium shall pay to Oscient [**]% of Year-to-Date Gross Profit.

Example:

At the end of Q3/2005, assume:

Year-to-Date Marketing Expense = $[**]

Contract Year-to-Date PCP Gross Sales = $[**]

Auxilium paid Oscient [**] in profit sharing at the end of Q2/05

CONFIDENTIAL

Oscient profit payment calculation:

Year-to-Date PCP Gross Sales Above Threshold = $[**]

PCP Net Sales resulting from PCP Gross Sales Above Threshold = $[**]

            (calculated as Gross Sales times [**] (assumed for this example to be the ratio of Net Sales to Gross Sales))

Year-to-Date Gross Profit = [**] x [**]% = $[**] million ([**]% of which is less than Year-to-Date Marketing Expense)

Year-to-Date Oscient Allocation = [**] x [**]% = $[**]

Q3/05 profit sharing payment = [**] – [**] (Aggregate Prior Payments) = [**]

b.	If [**]% of Year-to-Date Gross Profit is greater than the Year-to-Date Marketing Expense, then Auxilium shall pay to Oscient an amount equal to the Year-to-Date Marketing Expense plus [**]% of the difference between (i) Year-to-Date Gross Profit, and (ii) the Year-to-Date Marketing Expense divided by [**].

Example:

At the end of Q3/2005, assume:

Year-to-Date Marketing Expense = $[**]

Year-to-Date PCP Gross Sales = $[**]

Auxilium paid Oscient [**] in profit sharing at the end of Q2/05

Oscient profit payment calculation:

Year-to-Date PCP Gross Sales Above Threshold = $[**]

PCP Net Sales resulting from PCP Gross Sales Above Threshold = $[**]

Year-to-Date Gross Profit = [**] x [**]% = $[**] ([**]% of which = $[**],

            which is greater than Year-to-Date Marketing Expense)

Year-to-Date Oscient Allocation = $[**] + [**]% times ([**] – [**]/[**]) = [**] + [**] = $[**]

Q3/05 profit sharing payment = [**] – [**] (Aggregate Prior Payments) = [**]

Allocation of Gross Profit For 2006-2011

Definitions

a.	PCP Gross Sales for a particular Tier” (e.g. “Tier 1 PCP Gross Sales”) for a particular period shall be equal to (A) the lesser of (i) the applicable ceiling for such Tier for such period, as defined below, and (ii) actual PCP Gross Sales for such period minus (B) the applicable ceiling for the immediately preceding Tier. “Gross Profits for a particular Tier” (e.g. “Tier 1 Gross Profits”) shall be equal to the Gross Profits from the PCP Gross Sales from that Tier.

CONFIDENTIAL

Example:

For 2007, assume:

PCP Gross Sales = $[**]

Calculations:

Tier 1	PCP Gross Sales = [**] – [**] = [**]
Tier 2	PCP Gross Sales = [**] – [**] = [**]
Tier 3	PCP Gross Sales = [**] – [**] = [**]

Tier 3	Gross Profits = [**] times [**] (assumed for this example to be the ratio of Net Sales to Gross Sales) times [**] (assumed for this example to be the Gross Profit Margin) = [**]

Tier Ceiling By Year (PCP Gross Sales in millions)

Tier	Oscient Share of Gross Profit	2006	2007	2008	2009	2010	2011
0	[**]%	[**]	[**]	[**]	[**]	[**]	[**]
1	[**]%	[**]	[**]	[**]	[**]	[**]	[**]
2	[**]%	[**]	[**]	[**]	[**]	[**]	[**]
3	[**]%	[**]	[**]	[**]	[**]	[**]	[**]
4	[**]%	[**]	[**]	[**]	[**]	[**]	[**]
5	[**]%	[**]	[**]	[**]	[**]	[**]	[**]

b.	“Year-to-Date Ceiling” for a particular Tier and a particular Year shall mean the following percentages of the ceilings shown in the table above for such Tier and such Year:

First Quarter:	[**]%
Second Quarter:	[**]%
Third Quarter:	[**]%
Contract Year End:	[**]%

The preceding paragraph notwithstanding, for 2011 only (which ends April 30th, 2011), the Year-to-Date Ceiling to be applied at the end of the first quarter shall be [**]% of the ceilings shown for 2011 in the table above.

Example:

At the end of the second quarter of 2007, the tier ceilings to be used are:

Tier 0: [**]times [**]% = [**]

CONFIDENTIAL

Tier 1: [**] times [**]% = [**]

Tier 2: [**] times [**]% = [**]

Tier 3: [**] times [**]% = [**]

Tier 4: [**] times [**]% = [**]

c.	“Oscient Reimbursable Marketing Expense” shall be equal to Oscient’s Marketing Expense for a particular period [**] for that period. For Year 2 only, [**].

d.	“Auxilium’s Reimbursable Marketing Expense” shall be equal to Auxilium’s Marketing Expense for a particular period minus [**]% of Tier 1 Gross Profits for that period.

Allocation of Gross Profit 2006 – 2011:

In each period,

a.	Auxilium shall allocate to Oscient [**]% of Tier 1 Gross Profit for that period (“Oscient’s Tier 1 Gross Profit Share”).

b.	Tier 2 Gross Profit for each period shall be first allocated to [**] for that period (i.e. each Party [**] and then the [**] to the extent that there are sufficient Gross Profits during that period). If Tier 2 Gross Profits exceeds the sum of both Parties’ Reimbursable Marketing Expense, Auxilium shall pay to Oscient [**]% (as shown in the table above for tier 2) of any such excess Gross Profits.

If Tier 2 Gross Profits are less than the sum of both Parties’ Reimbursable Marketing Expenses, then Tier 3 Gross Profits shall be treated as set forth in the first sentence of this clause b., and any remaining amount shall be allocated according to the percentages shown in the table above.

c.	Subject to the immediately preceding paragraph, Tier 3, Tier 4 and Tier 5 Gross Profits shall be allocated to Oscient based on the table above.

Example:

Assume at the end of Q2/2007:

Year-to-Date PCP Gross Sales are $[**]

Each party’s Year-to-Date Marketing Expense is $[**]

Auxilium paid Oscient $[**] in profit sharing at the end of Q1/07

Calculations:

Tier 1 PCP Gross Sales = [**] – [**] = [**]

Tier 1 Gross Profits = [**] times [**]% times [**]% = [**]

CONFIDENTIAL

Tier 1	Gross Profits are allocated [**] to Auxilium and [**] to Oscient

Tier 2	PCP Gross Sales = [**] – [**] = [**]

Tier 2	Gross Profits = [**] times [**]% times [**]% = [**]

Oscient’s Reimbursable Marketing Expense = [**] minus [**]% times [**] (Oscient’s share of Tier 1 Gross Profits) = [**]

Auxilium’s Reimbursable Marketing Expense = [**] minus [**]% times [**] (Auxilium’s share of Tier 1 Gross Profits) = [**]

Tier 2	Gross Profits of [**] are allocated [**] to Oscient and [**] to Auxilium to cover each party’s Reimbursable Marketing Expense. After this allocation, Oscient still has [**] – [**] = [**] in remaining Reimbursable Marketing Expense, while Auxilium’s Reimbursable Marketing Expense has been fully covered.

Tier 3	PCP Gross Sales = [**] – [**] = [**]

Tier 3	Gross Profits = [**] times [**]% times [**]% = [**]. The first [**] of Tier 3 Gross Profits is allocated to Oscient to cover its remaining Reimbursable Marketing Expense. The remaining [**] in Tier 3 Gross Profits are allocated [**] to Oscient ([**]%) and [**] to Auxilium ([**]%).

The payment to Oscient at the end of Q2/2007 is thus:

[**] (Tier 1 Gross Profit allocation) +

[**] (Tier 2 Gross Profit allocation) +

[**] (Tier 3 Gross Profit Allocation) =

[**] – [**] (Aggregate Prior Payments) = $[**]

CONFIDENTIAL

EXHIBIT F

Relating to Section 9.2(d)

Date Submitted to FDA	Interaction Type	Brief Description of Submission
NDA 21-454 Serial 026 11/11/2002	Draft Promotional Submission	[**] [**]

November 20, 2002	Draft Promotional Submission	[**] [**]

December 2, 2002	Auxilium Correspondence: Telephone	[**]

December 6, 2002	DDMAC Correspondence: Fax	[**]

December 11, 2002	Auxilium Correspondence: Draft Promotional Submission (FAX)	[**]

December 12, 2002	Auxilium/DDMAC Correspondence: Telephone	Confirm receipt of December 11, 2002 Fax

December 19, 2002	DDMAC Correspondence: Fax	[**]

January 6, 2003	Auxilium Correspondence: Draft Promotional Submission	[**]

January 17, 2003	DDMAC Correspondence	[**]

January 20, 2003	Internal Auxilium Correspondence: Regarding Draft Promotional Submission	N/A

January 21, 2003	Draft Promotional Submission	[**]

February 6, 2003	Auxilium Correspondence: Draft Promotional Submission (FAX)	[**]

February 11, 2003	Auxilium Correspondence: Draft Promotional Submission (FAX)	[**]

CONFIDENTIAL

February 13, 2003	DDMAC Correspondence	[**]

February 25, 2003	First Use Submission	First Use Submission [**] [**] [**] [**] [**]

March 27, 2003	First Use Submission	First Use Submission: [**]

April 25, 2003	First Use Submission	First Use Submission: [**] [**]

May 14, 2003	First Use Submission	First Use Submission: [**]

June 4, 2003	First Use Submission	First Use Submission: [**]

June 9, 2003	First Use Submission	First Use Submission: [**]

June 25, 2003	First Use Submission	First Use Submission: [**] [**] [**] [**] [**] [**]

July 2, 2003	First Use Submission	First Use Submission: [**] [**]

July 24, 2003	First Use Submission	First Use Submission: [**] [**]

CONFIDENTIAL

July 29, 2003	First Use Submission	First Use Submission: [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**]

August 29, 2003	First Use Submission	First Use Submission: [**] [**] [**]

September 9, 2003	First Use Submission	First Use Submission: [**] [**] [**] [**] [**] [**] [**] [**]

September 24, 2003	First Use Submission	First Use Submission [**] [**]

October 7, 2003	First Use Submission	First Use Submission [**] [**] [**]

October 9, 2003	First Use Submission	First Use Submission [**] [**]

CONFIDENTIAL

October 13, 2003	First Use Submission	First Use Submission [**]

December 1, 2003	First Use Submission	First Use Submission [**]

December 11, 2003	First Use Submission	First Use Submission [**] [**]

December 15, 2003	First Use Submission	First Use Submission [**]

January 26, 2004	First Use Submission	First Use Submission [**] [**] [**]

January 29, 2004	First Use Submission	First Use Submission [**] [**]

February 2, 2004	First Use Submission	First Use Submission [**] [**]

February 3, 2004	First Use Submission	First Use Submission [**] [**] [**] [**] [**]

March 3, 2004	First Use Submission	First Use Submission [**] [**]

April 6, 2004	First Use Submission	First Use Submission [**] [**]

CONFIDENTIAL

May 10, 2004	First Use Submission	First Use Submission [**] [**] [**] [**] [**] [**] [**]

May 11, 2004	First Use Submission	First Use Submission [**]

May 14, 2004	First Use Submission	First Use Submission [**]

May 25, 2004	First Use Submission	First Use Submission [**]

June 1, 2004	First Use Submission	First Use Submission [**]

June 9, 2004	First Use Submission	First Use Submission [**]

June 16, 2004	First Use Submission	First Use Submission [**] [**]

July 7, 2004	First Use Submission	First Use Submission [**] [**]

July 21, 2004	First Use Submission	First Use Submission [**] [**] [**]

July 23, 2004	First Use Submission	First Use Submission [**]

July 26, 2004	First Use Submission	First Use Submission [**]

August 2, 2004	First Use Submission	First Use Submission [**] [**]

August 5, 2004	First Use Submission	First Use Submission [**] [**]

CONFIDENTIAL

August 20, 2004	First Use Submission	First Use Submission [**]

August 24, 2004	First Use Submission	First Use Submission [**]

September 10, 2004	First Use Submission	First Use Submission [**] [**] [**] [**]

September 23, 2004	First Use Submission	First Use Submission [**] [**] [**] [**]

September 23, 2004	First Use Submission	First Use Submission [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**]

F-9

CONFIDENTIAL

October 1, 2004	First Use Submission	First Use Submission [**] [**] [**]

October 4, 2004	First Use Submission	First Use Submission [**]

October 6, 2004	Auxilium Correspondence	Auxilium contacted DDMAC DTC group to alert them that a draft piece was being submitted for comments prior to use.

October 20, 2004	First Use Submission	First Use Submission [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**]

November 1, 2004	Draft DTC Promotional Piece	Draft [**] Promotional piece

November 3, 2004	First Use Submission	First Use Submission [**] [**] [**]

November 10, 2004	First Use Submission	First Use Submission [**]

December 6, 2004	First Use Submission	First Use Submission [**]

CONFIDENTIAL

December 17, 2004	DDMAC Correspondence	[**]

January 14, 2005	Auxilium Correspondence	[**]

January 31, 2005	DDMAC Correspondence	[**]